Exhibit 10.1

FIXED RATE TERM LOAN AGREEMENT
between
RPT 1109 COMMERCE BOULEVARD, LLC
as “Borrower”
and
HARTFORD LIFE INSURANCE COMPANY

as “Lender”
December 1, 2016
Hartford Loan No. BHM1LLN27

Page

ARTICLE 1.	CERTAIN DEFINITIONS 1

Section 1.1.	Certain Definitions 1

Section 1.2.	General Construction 13

Section 1.3.	Lender’s Discretion 14

Section 1.4.	Borrower’s Knowledge 14

ARTICLE 2.	LOAN TERMS 14

Section 2.1.	The Loan 14

Section 2.2.	Interest Rate; Late Charge 15

Section 2.3.	Terms of Payment; Maturity Date 16

Section 2.4.	Prepayment 17

ARTICLE 3.	INSURANCE; CONDEMNATION AND RESTORATION 18

Section 3.1.	Insurance 18

Section 3.2.	Use and Application of Insurance Proceeds 23

Section 3.3.	Condemnation Awards 29

ARTICLE 4.	INTENTIONALLY OMITTED 30

ARTICLE 5.	LEASING MATTERS 30

Section 5.1.	Representations and Warranties 30

Section 5.2.	Lender’s Lease Approval Rights 31

Section 5.3.	Covenants 32

Section 5.4.	Intentionally omitted 32

Section 5.5.	Conflict with Assignment of Leases and Rents 32
Section 5.6     Leasing Reserve……………………………………………. 33

ARTICLE 6.	REPRESENTATIONS AND WARRANTIES 33

Section 6.1.	Organization and Power 34

Section 6.2.	Validity of Loan Documents 34

Section 6.3.	Liabilities; Litigation 34

Section 6.4.	Taxes and Assessments 34

Section 6.5.	Other Agreements; Defaults 34

Section 6.6.	Compliance with Legal Requirements 35

Section 6.7.	Location of Borrower 36

Section 6.8.	ERISA 36

Section 6.9.	Margin Stock 36

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(continued)
Page

Section 6.10.	Tax Filings 36

Section 6.11.	Solvency 36

Section 6.12.	Full and Accurate Disclosure 36

Section 6.13.	Single Purpose Entity 36

Section 6.14.	Terrorism and Anti-Money Laundering 36

Section 6.15.	Financing Transaction 37

Section 6.16.	Personal Property 37

Section 6.17.	Additional Real Property 37

Section 6.18.	Material Agreements 37
Section 6.19     Organizational Chart………………………………………...37
Section 6.20     Reliance……………………………………………………...37

ARTICLE 7.	FINANCIAL REPORTING; AUDITS 38

Section 7.1.	Financial Statements 38

Section 7.2.	Accounting Principles 38

ARTICLE 8.	RESTRICTION ON TRANSFERS AND ENCUMBRANCES 38

Section 8.1.	Due on Sale and Encumbrance; Transfers of Interests 38

Section 8.2.	Permitted Transfers 38

Section 8.3.	Loan Assumption; Sale 39
Section 8.4     Partial Release……………………………………………….40

ARTICLE 9.	COVENANTS 41

Section 9.1.	Taxes; Charges 41

Section 9.2.	Alterations and Renovations 42

Section 9.3.	Operation; Maintenance 42

Section 9.4.	Taxes on Security 43

Section 9.5.	Compliance with Loan Documents; Further Assurances 43

Section 9.6.	Estoppel Certificates 44

Section 9.7.	Notice of Certain Events 44

Section 9.8.	Indemnification 44

Section 9.9.	Property Management and Leasing 45

Section 9.10.	Material Agreements 46

Section 9.11.	Special Purpose Entity/Separateness 46

Section 9.12.	ERISA 49
Section 9.13     Appraisal…………………………………….………………50

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(continued)
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ARTICLE 10.	EVENTS OF DEFAULT 50

Section 10.1.	Defaults 50

Section 10.2.	Remedies 53

Section 10.3.	Lender’s Right to Perform the Obligations 53

ARTICLE 11.	MISCELLANEOUS 54

Section 11.1.	Notices 54

Section 11.2.	Amendments and Waivers 56

Section 11.3.	Limitation on Interest 56

Section 11.4.	Invalid Provisions 56

Section 11.5.	Approvals; Third Parties; Conditions 57

Section 11.6.	Lender Not in Control; No Partnership 57

Section 11.7.	Time of the Essence 58

Section 11.8.	Successors and Assigns 58

Section 11.9.	Servicing, Transfers, Assignments and Participations 58

Section 11.10.	Replacement Documents 59

Section 11.11.	Renewal, Extension or Rearrangement 60

Section 11.12.	Waivers 60

Section 11.13.	Cumulative Rights 60

Section 11.14.	Exhibits and Schedules 60

Section 11.15.	Titles of Articles, Sections and Subsections 60

Section 11.16.	Promotional Material 60

Section 11.17.	Survival 60

Section 11.18.	Governing Law 60

Section 11.19.	Entire Agreement 61

Section 11.20.	Counterparts 61

Section 11.21.	Obligations of Borrower, Joint and Several 61

Section 11.22.	WAIVER OF PUNITIVE OR CONSEQUENTIAL DAMAGES 61

Section 11.23.	WAIVER OF JURY TRIAL 61
Section 11.24 Intentionally omitted …...................………………………...61

ARTICLE 12.	LIMITATIONS ON LIABILITY 62

Section 12.1.	Limitation on Liability 62

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ARTICLE 13.	INDEMNITY; EXPENSES………………………………………..63

Section 13.1    Indemnity…………………………………………………….63
Section 13.2    Payment and Reimbursement of Expenses…………………..64

iv

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	- Legal Description of Property

Exhibit B	- Closing Statement

Schedule 5.1	- Rent Roll

Schedule 6.16	- Personal Property

Schedule 6.18	- List of Material Agreements

Schedule 6.19 -	Organizational Chart

Hartford Loan No. BHM1LLN27
FIXED RATE TERM LOAN AGREEMENT
This FIXED RATE TERM LOAN AGREEMENT (this “Agreement”) is entered into as of December 1, 2016 by and between RPT 1109 COMMERCE BOULEVARD, LLC, a Delaware limited liability company (“Borrower”), and HARTFORD LIFE INSURANCE COMPANY, a Connecticut corporation (together with its respective successors and assigns, “Lender”).
RECITALS:
WHEREAS, Borrower desires to obtain the Loan (as defined herein) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents,
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
ARTICLE 1.

CERTAIN DEFINITIONS
Section 1.1.    Certain Definitions. As used herein, the following terms have the meanings indicated:
“Affiliate” means, as to any Person, any other Person that directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with the specified Person. “Control” shall be deemed to exist if a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and decision making policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.
“Anti-Money Laundering Laws” means the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, together with all annexes thereto, as amended from time to time, and other federal laws and regulations and executive orders administered by the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.
“Applicable Prepayment Fee” means a prepayment fee payable by Borrower to Lender in an amount equal to:
(a)    Except as otherwise expressly set forth in Sections 3.2(i), 3.3, 9.4 and 11.3 below, for any prepayment tendered (or deemed tendered) during the Lockout Period, the Lockout Prepayment Fee;
(b)    Except as otherwise expressly set forth in Sections 3.2(i), 3.3, 9.4 and 11.3 below, for any prepayment tendered (or deemed tendered) during the period from and including the first Business Day following the expiration of the Lockout Period through and including November 30, 2021, a prepayment fee equal to Yield Maintenance;
(c)    Except as otherwise expressly set forth in Sections 3.2(i), 3.3, 9.4 and 11.3 below, for any prepayment tendered (or deemed tendered) during the period from and including December 1, 2021 through and including November 30, 2022, a prepayment fee equal to one percent (1.00%) of the outstanding principal balance of the Loan; and
(d)    For any prepayment tendered (or deemed tendered) during the period from and including December 1, 2022 through the Scheduled Maturity Date, no prepayment fee, prepayment premium of any kind (including Yield Maintenance) shall be payable in connection with a prepayment.

“Application” means the Mortgage Loan Application dated November 1, 2016, submitted by Borrower to Lender, as the same was modified (if at all) by the Commitment (as defined in the Application).

“Assignment of Leases and Rents” means the Assignment of Leases and Rents dated as of the Funding Date, executed by Borrower for the benefit of Lender, and conveying to Lender an interest in the Leases and the Rents as more fully described therein.
Assignment of Leasing Agreement” means the Assignment of Leasing Agreement and Subordination of Leasing Fees dated on or after the Funding Date, executed by Borrower, and consented to by the Leasing Agent, for the benefit of Lender (including any Assignment of Leasing Agreement and Subordination of Leasing Fees executed in connection with an Assumption, or Lender’s approval of a new Leasing Agreement pursuant to Section 9.9), and conveying to Lender an interest in each Leasing Agreement as more fully described therein, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.
“Assignment of Management Agreement” means the Assignment of Management Agreement and Subordination of Management Fees dated on or after the Funding Date, executed by Borrower, and consented to by the Property Manager, for the benefit of Lender (including any Assignment of Management Agreement and Subordination of Management

Fees executed in connection with an Assumption or Lender’s approval of a new Management Agreement pursuant to Section 9.9), and conveying to Lender an interest in each Management Agreement as more fully described therein, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.
“Assumption” has the meaning ascribed to such term in Section 8.3.
“Assumption Fee” has the meaning ascribed to such term in Section 8.3.
“Assumption Request” has the meaning ascribed to such term in Section 8.3.
“Assumption Work Deposit” has the meaning ascribed to such term in Section 8.3.
“Authorized Representative” means, for any Person, an authorized executive officer (which, for purposes of this Agreement, means a president, vice president, secretary, treasurer, chief executive officer or chief operating officer), member, manager or partner of such Person acting in a representative (and not such Person’s individual) capacity, who is duly authorized by all necessary action to bind such Person contractually and whose responsibilities with such Person require that he/she has knowledge relating to the subject matter of the applicable certification or affidavit.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.
“Borrower Party” or “Borrower Parties” means, individually and/or collectively, Borrower, Sole Member and their respective Affiliates (including any Property Manager that is an Affiliate).
“Business Day” means any day, other than a Saturday, Sunday, legal holiday or any other day on which national banks in Hartford, Connecticut are authorized or required by law to close for general banking business.
“Casualty Consultant” has the meaning ascribed to such term in Section 3.2(e).
“Closing Statement” means the closing statement attached as Exhibit B showing total costs relating to the subject transaction and use of the Loan proceeds.
“Collateral” has the meaning ascribed to such term in the Mortgage.
“Condemnation” has the meaning ascribed to such term in Section 3.3(a).
“Contract Rate” means, as the context so requires, the non-default per annum rate of interest accruing on the outstanding principal balance of the Note as set forth in Section 2.2(a).

“Converted Treasury Yield” means the sum of (i) yield available, or if there is more than one yield available, the average yields of United States Treasury non-callable bonds and notes having a maturity date closest to (before, on, or after) the Scheduled Maturity Date, as reported in The Wall Street Journal or similar publication on the fifth (5th) Business Day preceding the date prepayment will be made, converted to a monthly equivalent yield (the monthly “equivalent yield” being an annualized rate which, when compounded monthly, is equivalent to the selected Treasury rate when compounded semi-annually) plus (ii) fifty (50) basis points. The Converted Treasury Yield shall be calculated by Lender and, absent manifest error, shall be deemed conclusive.
“Debt” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (iii) all amounts required to be paid by such Person as a guaranteed payment, including guaranteed payments to partners, members or other equity owners, or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service” means the monthly payments of interest, principal and any other scheduled payments due in connection with the Loan for the period of time in question, but excluding escrows or reserves required pursuant to the terms of the Loan Documents.
“Debt Service Coverage Ratio” means a quotient, expressed as a percentage, of (i) Pro Forma NOI as of the specified date of determination, divided by (ii) Pro Forma Debt Service which is to become due and payable for the same period.  Lender’s determination of the Debt Service Coverage Ratio, absent manifest error, shall be deemed conclusive.
“Debt Yield” means a quotient, expressed as a percentage, of (i) Pro Forma NOI, divided by (ii) the outstanding principal balance of the Loan on the specified date of determination (or if no date for determination is specified, then as of the date of determination by Lender). The Debt Yield shall be determined by Lender in the exercise of its reasonable judgment and Lender’s determination of the Debt Yield, absent manifest error, shall be deemed conclusive.

Default Rate” means the lesser of (i) the maximum rate of interest allowed by applicable law for commercial loans of this type, and (ii) four percent (4%) per annum in excess of the Contract Rate.

“Demand Period” means a period of fifteen (15) days, commencing on the date a written demand is issued by Lender and expiring at Lender’s close of business on the fifteenth (15th) day following the date of said demand.
“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Funding Date, executed by Borrower for the benefit of Lender, and pertaining to environmental matters affecting the Property (including any Environmental Indemnity Agreement executed in connection with an Assumption), and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof and joinders thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Agent” means First American Title Insurance Company, responsible for the consummation of the transaction contemplated by this Agreement pursuant to the Escrow Instructions.
“Escrow Instructions” mean Lender’s written escrow instruction to Escrow Agent relating to the consummation of the transaction contemplated by this Agreement.
“Event of Default” has the meaning ascribed to such term in Article 10.
“Existing Zoning Report” means that certain Zoning Report prepared by Bock and Clark Zoning dated November 22, 2016, Project No. 7201601440.
“Funding Date” shall be considered the date that the proceeds of the Loan are wired or delivered to the Escrow Agent, regardless of the date that the Escrow Agent releases such funds to Borrower.
“GAAP” means generally accepted accounting principles in the United States of America in effect as of the date of determination, in all cases, consistently applied from year to year.
“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, claiming jurisdiction over the Collateral or any part thereof, or any rights or remedies available to Lender under the Loan Documents, at law or in equity.
“Guaranty” means, collectively, the instruments of guaranty, if any, now or hereafter in effect in favor of or for benefit of Lender.
“Improvements” has the meaning ascribed to such term in the Mortgage.
“Indemnified Parties” means, collectively: (i) Lender, (ii) any Servicer or any subservicer, consultant, or contractor engaged by Lender or Servicer which may now or hereafter be involved with the servicing of the Loan, (iii) any Person in whose name the encumbrance created by the Mortgage may now or hereafter be recorded, (iv) any Person who may now or hereafter hold a full or partial interest, including any participation interest, in the Loan (or in the Property as a result of the acquisition thereof by Lender, or any Affiliate, nominee or subsidiary of Lender in connection with a purchase, foreclosure or deed-in-lieu of foreclosure), (v) any receiver or fiduciary appointed in a foreclosure or other enforcement action under the Loan Documents, and (vi) the respective directors, officers, employees, shareholders, members, partners, employees, agents, consultants, contractors, Affiliates, successors and assigns of any and all of the foregoing, but specifically excluding any third party purchaser of the Property.
“In-Place Leases” means, as of the date of determination, Leases: (i) that were in place as of the Funding Date or have been approved (or deemed approved) by Lender hereunder pursuant to Section 5.2, (ii) for which the applicable Tenant is in occupancy in accordance with its Lease, (iii) under which such Tenant’s obligation to pay rent at the full amounts stipulated in its Lease has commenced or such Tenant is in a “free rent or “rent abatement” period (whether via full or partial rent abatement) but the full amount of any rent abatement accruing during such “free rent” or “rent abatement” period shall be excluded from the calculation of Operating Revenues with respect to any In-Place Lease for the period of the “free rent” or “rent abatement”; provided, however, Leases with “free rent or rent abatement” periods (whether full or partial rent abatement) in excess of three (3) months remaining as of the date of determination, shall be excluded from the calculation of Operating Revenues, (iv) that are in good standing with no defaults thereunder, (v) that have a term which includes at a minimum all or a portion of the projected twelve (12) month period utilized in connection with the calculation of Pro Forma NOI, and (vi) for which Lender has received a tenant estoppel certificate from the applicable Tenant thereunder either (1) certifying as to the foregoing and including all other usual and customary matters reasonably required by Lender, and otherwise in form and substance reasonably satisfactory to Lender, or (2) in the form required under such Tenant’s Lease.
“Insurance” has the meaning ascribed to such term in Section 3.1(a).

“Insurance Premiums” has the meaning ascribed to such term in Section 3.1(b).
“Lease” or “Leases” have the meanings ascribed to such terms in the Mortgage.

“Leasing Agent” means the initial leasing agent under the Leasing Agreement approved by Lender as of the Funding Date, and any other leasing agent hereafter approved by Lender in connection with an Assumption pursuant to Section 9.9, and any other replacement or successor permitted under the terms of the Loan Documents.

“Leasing Agreement” means that certain Authorization to Leases and Sell dated December 3, 2015 between Borrower and initial Leasing Agent and approved by Lender as of the Funding Date, and any other leasing agreement hereafter approved by Lender in connection with an Assumption pursuant to Section 9.9, and any and all amendments, modifications, renewals, extensions, replacements or supplements thereto permitted in accordance with the terms of the Loan Documents.
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Collateral or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment of the Collateral, provided, however, that the term “Legal Requirements” is not intended to include the Loan Documents.
“Letter of Credit” means a letter of credit in the stated amount of Three Hundred Twenty Thousand and 00/100 Dollars ($320,000.00), or any replacement or substitute letter of credit which may be provided by Borrower to Lender pursuant to the terms of this Agreement, each of which must (i) be issued by a Qualified Issuer, (ii) be an irrevocable, unconditional, transferable, clean sight draft letter of credit contemplating so-called “swift draft” presentment, (iii) be perpetual or for a term of one (1) year with automatic renewals unless Lender receives written notice of non-renewal from the issuing financial institution at least ninety (90) days prior to the expiration date of such letter of credit, (iv) name Lender as the sole beneficiary thereof, (v) name Borrower as the “account party”, and (vi) otherwise be in form and substance reasonably satisfactory to Lender.
“Lien” means any interest in or to, or claim against, the Collateral, securing an obligation owed to, or evidencing a claim by, any Person other than the owner of the Property, whether such interest or claim is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Property.
“Loan” means the loan in the aggregate principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00) to be funded by Lender to Borrower under and subject to this Agreement, to be evidenced by the Note and to be secured by the Loan Documents.
“Loan Documents” means, collectively: (i) this Agreement, (ii) the Note, (iii) the Mortgage, (iv) the Assignment of Leases and Rents, (v) the Environmental Indemnity Agreement, (vi) Uniform Commercial Code financing statements, (vii) such assignments of management agreements, contracts and other rights as may be requested by Lender, (viii) all other documents now or hereafter executed by Borrower or any other Person to evidence or secure the payment or the performance of the Obligations or otherwise executed in connection with the documents described in the foregoing items (i) through (vii), including the Assignment of Management Agreement and Assignment of Leasing Agreement and including all documents hereafter executed in connection with any Assumption, (ix) the Application (provided that any inconsistency between the terms of the Application and the terms of any of the other Loan Documents shall be controlled by the terms of the Loan Documents), and (x) all amendments, modifications, renewals, restatements, extensions, substitutions and replacements of any of the foregoing items.
“Loan to Cost Ratio” means, with respect to any Assumption Request, the ratio of (i) the outstanding balance of the Loan, compared to (ii) the aggregate of the purchase price and other reasonable and customary closing costs, as approved by Lender in its discretion, paid by the proposed purchaser to acquire the Property.
“Loan to Value Ratio” means the ratio of (i) the outstanding balance of the Loan, compared to (ii) the aggregate of the then “as is” value of the Property, all as determined by Lender in the exercise of its reasonable judgment.
“Lockout Period” means the period commencing on the Funding Date and ending on May 31, 2018.
“Lockout Prepayment Fee” has the meaning ascribed to such term in Section 2.4(f).
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).
“Major Lease” means (i) the Leases in place as of the Funding Date, and (ii) any Lease entered into after the Funding Date:
(A)    covering 25,000 square feet or more of space within the Property (including any series of Leases to a Tenant or an Affiliate of such Tenant covering in the aggregate 25,000 square feet or more of space within the Property);
(B)    with an initial term (excluding renewal options) of less than 2 years (provided that Leases with a term of less than 2 years will not require Lender’s approval if Borrower is not obligated to fund any tenant improvements or leasing commissions associated with such Lease) or more than 10 years,
(C)    under which the net effective rent provided for over the Lease term (y) is materially less than the then current market net effective rent of comparable space in competitive properties, or (z) is scheduled to decline over the Lease term, including any extension, whether as the result of deferred free rent periods or otherwise
(D)    that either (y) grants the “lessee” or “tenant” under the Lease any purchase option or right of first refusal to purchase all or any portion of the Property, or (z)

grants the “lessee” or “tenant” under the Lease any interest in the ownership of all or any portion of the Property or provides any incentives equivalent to an ownership interest in all or any portion of the Property;
(E)    that provides for the payment for tenant improvement work or leasing commissions by Borrower as “landlord” (whether such payments by Borrower as “landlord” are due at or prior to Lease commencement or during the Lease term), or grants rental concessions, that are materially in excess of the then current tenant improvement work or rental concessions or leasing commissions associated with comparable space in competitive properties;
(F)    that is not part of an arm’s length transaction, or is to Borrower, an Affiliate of Borrower or a creditor of Borrower; or
(G)    pursuant to which the “lessee” or “tenant” under the Lease is not obligated to take possession within ninety (90) days following completion of the required improvements.
“Management Agreement” means, that certain Management Agreement Including Accounting dated April 11, 2014, between Borrower and Property Manager, and any and all amendments, modifications, renewals, extensions, replacements or supplements thereto permitted in accordance with the terms of the Loan Documents.
“Material Agreement” means any contract or agreement entered into by Borrower or Property Manager which cannot be terminated within thirty (30) days without cause or without payment of a termination fee (other than a termination fee of a nominal amount) and would be binding on Lender or the Property upon Lender foreclosing its Lien on the Property (or otherwise accepting a deed-in-lieu of foreclosure).
“Maturity Date” means the earlier to occur of (i) the Scheduled Maturity Date and (ii) any earlier date on which the Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
“Monetary Default” means the failure to pay a liquidated sum of money on the specified due date regardless of any unexpired grace or notice and cure period.
“Mortgage” means the Mortgage, Security Agreement and Fixture Filing dated as of the Funding Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note and encumbering, among other things, the fee interest in the Property.
“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.
“Net Proceeds” has the meaning ascribed to such term in Section 3.2(b).

“Net Proceeds Deficiency” has the meaning ascribed to such term in Section 3.2(g).
“Note” means, collectively, the Promissory Note Thirteen Million and 00/100 Dollars ($13,000,000.00), executed by Borrower and payable to the order of Lender and any additional promissory notes hereafter executed by Borrower to amend, replace, restate, split or consolidate any of such Promissory Note.
“Obligations” means, collectively: (i) the Loan, (ii) all other principal and all interest, fees, expenses, charges, reimbursements, and other amounts due under or secured by the Loan Documents, (iii) all principal, interest and other amounts which may hereafter be loaned by Lender, its successors or assigns, to or for the benefit of Borrower, when evidenced by a promissory note or other instrument which, by its terms, is governed or secured by any of the Loan Documents, and (iv) all other indebtedness, obligations, covenants, and liabilities now or hereafter existing of any kind of Borrower to Lender under any of the Loan Documents.
“OFAC Prohibited Person” means a country, territory or Person (i) listed on, included within or associated with any of the countries, territories or Persons referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by any Governmental Authority, or otherwise included within or associated with any of the countries, territories or Persons referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which pays, donates, transfers or otherwise assigns any property, money, goods, services, or other benefits from the Property directly or indirectly, to any countries, territories or Persons on or associated with any country, territory or Person on such list or included in such laws.
“Operating Expenses” means, without duplication, all reasonable and necessary expenses of operating the Property in the ordinary course of business which are computed in accordance with GAAP and which are directly associated with and fairly allocable to the Property for the applicable period, including Taxes, insurance premiums, maintenance and utility costs, a reserve for replacements and/or repairs, management or leasing fees and costs payable under the Management Agreement or the Leasing Agreement (which fees and costs under the Management Agreement and the Lease Agreement shall not exceed prevailing market rates), recurring accounting, legal, and other professional fees, fees relating to environmental audits and income and expense audits and other expenses incurred by Lender and reimbursed by Borrower under this Agreement and the other Loan Documents, wages, salaries, and personnel expenses properly allocated to the Property, and any other category of recurring property expense that is customary for a property of the type and size as the Property and is reasonably approved by Lender; but excluding Debt Service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be paid or reimbursed from proceeds of the Loan or for which Borrower was or is to be reimbursed from proceeds under insurance or by any third party, any non-cash charges such as depreciation and amortization, and federal, state or local income taxes, or legal and other professional fees unrelated to the operation of the Property, in each case subject to reasonable adjustment by Lender in accordance with its then current audit policies and procedures.
“Operating Revenues” means, without duplication, all cash receipts and other income of Borrower attributable to the ownership and operation of the Property or otherwise arising in respect of the Property after the Funding Date, computed in accordance with GAAP and which are properly allocable to the Property for the applicable period, including receipts from Leases and parking agreements, license and concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, and withdrawals from cash reserves (except to the extent any expense paid therewith are excluded from Operating Expenses); but excluding any interest income from any source, security deposits and earnest money deposits until they are forfeited by the depositor, income from Tenants in bankruptcy, advance rentals until they are earned, capital contributions to Borrower and proceeds from a sale, casualty, condemnation or other disposition of any portion of the Property, and other proceeds from non-recurring or extraordinary events, in each case subject to reasonable adjustment by Lender in accordance with its then current audit policies and procedures.
“Partial Release” has the meaning ascribed to such term in Section 8.4.
“Partial Release Prepayment” has the meaning ascribed to such term in Section 8.4.
“Payment Date” means the first (1st) calendar day of each calendar month, commencing on January 1, 2017 and continuing on the first (1st) calendar day of each calendar month thereafter; provided that if the first (1st) calendar day of any month is not a Business Day, then the “Payment Date” shall be the first Business Day immediately following the first (1st) calendar day of such month; provided further that a change in the Payment Date in accordance with the immediately preceding proviso shall not change the period for which interest is calculated in accordance with Section 2.2(b).
“Permitted Encumbrances” has the meaning ascribed to such term in the Mortgage.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited liability partnership, unincorporated organization, real estate investment trust, or any other form of entity.
“Personal Property” has the meaning ascribed to such term in the Mortgage.
“Policy” or “Policies” has the meaning ascribed to such term in Section 3.1(b).
“Potential Default” means the occurrence of any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Potential Monetary Default” means a failure by Borrower to pay a liquidated sum of money when due pursuant to the terms of the Loan Documents, without regard to any applicable notice, grace of cure periods.
“Prepayment Notice” means the written notice to be given by Borrower to Lender at least thirty (30) days but not more than sixty (60) days prior to any prepayment of the Loan permitted under Section 2.4.
“Pro Forma Debt Service” means the scheduled monthly payments of Debt Service due for the period of time in question, adjusted to (i) include amortization payments based on the Contract Rate and a 30-year amortization schedule for all periods during which Borrower is only required to make interest-only payments pursuant to Section 2.3(a)(ii), and (ii) assume that regular payments of principal and interest shall continue to be paid during the entire period of time in question without giving effect to the Scheduled Maturity Date.
“Pro Forma NOI” means aggregate projected Net Operating Income to be generated by the Property as of the specified date of determination for the twelve (12) consecutive month period commencing on the specified date of determination; provided that for purposes of determining Pro Forma NOI, Operating Revenues shall include revenues only from In-Place Leases, and Operating Expenses shall be calculated by utilizing a ratable annualization of 102.5% of the actual Operating Expenses incurred during the twelve (12) month period immediately preceding the specified date of determination and shall be further adjusted by Lender to reasonably reflect increased Operating Expenses due to increased tenancy.  Pro Forma NOI shall be determined by Lender in the exercise of its reasonable judgment and Lender’s determination of Pro Forma NOI, absent manifest error, shall be deemed conclusive.
“Property” has the meaning ascribed to such term in the Mortgage, which includes the property commonly known as Commerce Center at LogistiCenter, an industrial warehouse/distribution facility together with associated improvements and all related parking rights and amenities now or hereafter located on the real property having a street address at 1109 Commerce Boulevard, Logan Township, New Jersey, as more particularly described on Exhibit A.
“Property Manager” means CBRE, Inc., a Delaware corporation, as the initial property manager under the Management Agreement, and any replacement or successor permitted under the terms of the Loan Documents.
“Qualified Insurer” has the meaning ascribed to such term in Section 3.1(b).

“Qualified Issuer” means either (i) a commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or (ii) a branch or agency of a foreign commercial bank licensed by a banking authority of the United States of America or any state thereof or the District of Columbia, which in either the case of (i) or (ii) above: (A) is on the so-called “Bank List” maintained by the Securities Valuation Office of the National Association of Insurance Commissioners under Part Ten of its

Purposes and Procedures Manual, (B) has a long-term senior debt rating of not less than “A” or “A2” with a stable outlook from any two of Fitch, Moody’s, and S&P; (C) has equity of $1 billion or more; and (D) is otherwise acceptable to Lender (in its reasonable discretion).

“Rent Roll” has the meaning ascribed to such term in Section 5.1.
“Rents” has the meaning ascribed to such term in the Mortgage.
“Restoration” has the meaning ascribed to such term in Section 3.2(a).
“Restoration Documents” has the meaning ascribed to such term in Section 3.2(e).
“Restoration Retainage” has the meaning ascribed to such term in Section 3.2(f).
“Scheduled Maturity Date” means December 1, 2023.

“Servicer” has the meaning ascribed to such term in Section 11.10.

“Single Purpose Entity” means an entity that complies with the requirements set forth in Section 9.11.

“Sole Member” means RREEF Property Operating Partnership, LP, a Delaware limited partnership, and any other Person who may at any time in the future, with Lender’s approval (such approval not to be unreasonably withheld if no Event of Default (exists), become the sole member of Borrower.
“State” means the State of New Jersey.
“Taxes” means all real estate taxes and assessments, franchise taxes and charges, personal property taxes, and other governmental charges relating to the Property (whether or not any such charge or imposition may become Lien upon the Property) that become due and payable during the term of the Loan.
“Tenants” has the meaning ascribed to such term in the Mortgage.

“Title Company” means First American Title Insurance Company.

“Title Policy” means the ALTA (or equivalent) mortgagee title insurance policy issued by First American Title Insurance Company (the “Title Company”) which (i) has an effective date as of the Funding Date and is in the full amount of the Loan, (ii) contains no exceptions (printed or otherwise) other than those approved by Lender (in the exercise of its judgment), (iii) includes all reasonable and customary endorsements required by Lender, and (iv) otherwise complies with Lender’s title requirements and is otherwise in substance and form acceptable to Lender (in the exercise of its reasonable judgment).

“Transfer” means any direct or indirect, voluntary or involuntary sale, transfer, conveyance, mortgage, pledge, assignment, encumbrance, alienation, grant or other comparable action relating to the legal and/or beneficial ownership of, title to or interests in the Property and/or Borrower; provided, however, that “Transfer” shall not include (i) the leasing of space within the Property, or (ii) transfers of interests in Borrower in compliance with Section 8.2.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this Agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.
“Vacant Parcel” means that certain parcel of land identified as Lot 18 on Exhibit A attached hereto.

“Yield Maintenance” means a yield maintenance prepayment premium equal to the greater of:
(G)    in connection with a deemed or permitted partial prepayment, one percent (1.0%) of the outstanding principal balance of the Note being prepaid, and in connection with a deemed or permitted prepayment in full, one percent (1.0%) of the outstanding principal balance of the Note as of the date prepayment or deemed prepayment is tendered to Lender (prior to application of the principal being prepaid); and

(B)     an amount determined by:

(i)    Calculating the sum of the present values of all unpaid principal and interest payments required under the Loan Documents from and including the date of prepayment through and including the Scheduled Maturity Date, including the present value of the outstanding principal balance of the Note as of such Scheduled Maturity Date (prior to the application of the principal being prepaid), utilizing a discount rate equal to the Converted Treasury Yield, divided by the frequency of the interest payments made during a calendar year; and

(ii)    Subtracting from such sum the outstanding principal balance (prior to application of the principal being prepaid) as of the date prepayment will be made; and

(iii)    Multiplying such remainder by the quotient of (A) the principal being prepaid, divided by (B) the outstanding principal balance as of the date of prepayment (prior to application of the principal being prepaid).
Section 1.2.    General Construction.
(a)    Unless otherwise noted or the context shall indicate otherwise: (i) all “Article” and “Section” references shall be to Articles or Sections of this Agreement, (ii) all uses of the word “including” shall mean “including, without limitation”, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) all references to “day” or “days” shall mean calendar days, (v) all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined, and (vi) all references to a “Loan Document” shall mean such document as it is constituted as of the Funding Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
(b)    The use of the phrases “upon the occurrence of an Event of Default,” “Event of Default exists,” “Event of Default has occurred,” “Event of Default shall have occurred and remain uncured” or similar phrases in this Agreement or the other Loan Documents are intended to mean that an Event of Default will only cease to exist following acceptance by Lender (acceptance or rejection to be in Lender’s discretion unless acceptance of a cure and reinstatement is mandatory under applicable State law) of a cure of such Event of Default (with any such acceptance of a cure of an Event of Default to be evidenced by a written reinstatement confirmation issued by Lender), and use of any of the foregoing phrases does not mean that Borrower or any other Person has the right to any grace periods or cure rights in addition to those specified in Article 10 following the occurrence of an Event of Default or that Lender is obligated under any circumstance to accept any cure offered by Borrower or any other Person following the occurrence of an Event of Default (unless acceptance of a cure and reinstatement is mandatory under applicable State law).
Section 1.3.    Lender’s Discretion. When used in this Agreement and the other Loan Documents, unless otherwise specifically qualified by a reasonableness standard, the phrase (a) “satisfactory to Lender” (or comparable phrases) shall mean “in form and substance satisfactory to Lender in all respects as determined by Lender in the exercise of its sole and absolute discretion,” (b) “with Lender’s consent” or “with Lender’s approval” (or comparable phrases) shall mean such consent or approval may be granted or withheld in Lender’s sole and absolute discretion, and (c) “acceptable to Lender,” “in Lender’s discretion” or “in Lender’s judgment” (or comparable phrases) shall mean acceptable to Lender, at Lender’s discretion and/or determined by Lender, in each instance in Lender’s sole and absolute judgment or discretion. Lender agrees that if Lender has expressly agreed not to unreasonably withhold its consent or approval on a particular issue, then use of the phrase “not to be unreasonably withheld” or comparable phrases in this Agreement or the other Loan Documents shall mean “not to be unreasonably withheld, conditioned or delayed”; provided, however, that if Lender shall fail or refuse to give consent or approval,

Borrower shall not be entitled to any damages for any withholding or delay in issuance of such approval or consent and Borrower’s sole remedy shall be to bring an action seeking injunction or specific performance.
Section 1.4.    Borrower’s Knowledge. For purposes of the Loan Documents, the phrases “to Borrower’s knowledge,” “to Grantor’s knowledge,” “to Assignor’s knowledge,” “to Indemnitor’s knowledge” or comparable phrases (including “to the best of” a Person’s knowledge) shall mean with respect to Borrower, (i) as of the Funding Date, the current knowledge of Anne-Marie Vandenberg, who is an Authorized Representative of Borrower and is charged with responsibilities relating to the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of the Property Manager, but without any personal liability of any such individual to Lender, and (ii) after the Funding Date, the then current knowledge of an officer of Borrower who is an Authorized Representative of Borrower and is charged with responsibilities relating to the acquisition, ownership, management and operation of the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of the Property Manager, but without any personal liability of any such individual to Lender.
ARTICLE 2.

LOAN TERMS
Section 2.1.    The Loan.
(a)    The Loan evidenced by the Note shall be funded and repaid in accordance with this Agreement, and any amount borrowed and repaid under this Agreement may not be re-borrowed. The proceeds of the Loan shall be used for the purposes set forth on the Closing Statement attached hereto as Exhibit B.
(b)    The Loan shall be made upon Lender’s receipt, review, approval and/or confirmation of each of the following:
(vii)    Each of the items specified in Section 5 of the Application and/or on the preliminary closing agenda circulated by Lender’s legal counsel (as the same may be amended from time to time prior to the Funding Date), each to be delivered at Borrower’s cost and expense within the time periods specified in Section 5 of the Application, and each in form and content satisfactory to Lender in accordance with the discretionary standard specified in Section 5 of the Application;
(viii)    The Closing Statement, showing total costs relating to closing of the Loan and all uses of the proceeds of the Loan;
(ix)    Payment of all amounts shown on the Closing Statement, including Lender’s costs and expenses in documenting and closing the Loan, and fees and expenses of Lender’s inspecting engineers, appraiser, consultants, and outside legal counsel;

(x)    Such other reasonable documents, items or information as Lender or its counsel may require; and
(xi)    Evidence of compliance with the other terms and conditions specified in this Agreement or any other Loan Document as Lender or its counsel may require.
Section 2.2.    Interest Rate; Late Charge.
(a)    Except during the existence of an Event of Default, the outstanding principal balance of the Loan shall bear interest at the rate of three and forty-one hundredths percent (3.41%) per annum. During the existence of any Event of Default, the Loan shall automatically bear interest at the Default Rate.
(b)    Interest shall be computed for the calendar month immediately preceding the applicable Payment Date or the Maturity Date on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is thirty (30) (except for any partial month, in which case the numerator shall be the actual number of days which have then elapsed during the period in question). Each determination by Lender of the amount of interest due and payable on each Payment Date shall be conclusive and binding for all purposes, absent manifest error.
(c)    If Lender does not receive any installment of Debt Service by 2:00 p.m. (Hartford, Connecticut time) on the fifth (5th) calendar day of the month in which such installment is due (excluding the full amount of the Obligations due on the Maturity Date, for which no late charge or grace period shall apply), Borrower shall pay to Lender, within the Demand Period, a one-time late charge on such overdue amount (for the additional expense, time and effort in collecting and handling such overdue payment, as liquidated damages and not as a penalty) equal to the lesser of (i) the maximum amount permitted by applicable law, and (ii) five percent (5%) of such delinquent amount. Any such late charge shall be in addition to, and not in lieu of, interest at the Default Rate and any other rights, powers and remedies available to Lender and shall be in addition to any attorneys’ fees and expenses incurred by Lender in connection with such overdue payment.
Section 2.3.    Terms of Payment; Maturity Date.
(a)    The Loan shall be payable as follows:
(vii)    Commencing on the first Payment Date and continuing to and including the Payment Date occurring on December 1, 2018, Borrower shall pay to Lender level monthly payments of interest only in the amount Thirty-Six Thousand Nine Hundred Forty-One and 67/100 Dollars ($36,941.67) each, representing interest, calculated in arrears, for the calendar month immediately preceding each such Payment Date in accordance with Section 2.2(b);
(ii)    Commencing on January 1, 2019 and continuing to and including the Payment Date immediately preceding the Maturity Date, Borrower shall pay to Lender level monthly payments of principal and interest in the amount of Fifty-Seven Thousand Seven

Hundred Twenty-Four and 67/100 Dollars ($57,724.67) each, representing interest, calculated in arrears, for the calendar month immediately preceding each such Payment Date in accordance with Section 2.2(b), and principal in monthly installments in accordance with an assumed 30-year amortization schedule; and
(vii)    From and after the payment of any Partial Release Prepayment, the amount of the monthly payments of interest and/or principal shall be recalculated by Lender in accordance with Section 2.2(b) and shall be based on the then-outstanding principal balance of the Loan as of such prepayment date with an assumed 30-year amortization schedule.
(b)    On the Maturity Date, Borrower shall pay to Lender all principal outstanding under the Note or otherwise in respect of the Loan, accrued and unpaid interest, and all other Obligations due under the Loan Documents.
(c)    Except during the existence of any Event of Default, all payments received by Lender under the Loan Documents shall be applied: first, to any fees and expenses due to Lender under the Loan Documents, including any Applicable Prepayment Fee; second, to any Default Rate interest and/or late charges; third, to accrued and unpaid interest under the Note; fourth, to the principal sum of the Note, and fifth, to any other amounts due under the Loan Documents. During the existence of an Event of Default, payments received by Lender may be applied to the Obligations in the order or amounts determined by Lender in its discretion.
(d)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. (Hartford, Connecticut time) on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.
Section 2.4.    Prepayment.
(a)    Except as expressly hereinafter set forth in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 8.3, 8.4, 9.4 or 11.3, no full or partial prepayments of the principal balance of the Note shall be allowed.

(b)    At any time following the last day of the Lockout Period, and upon issuance of a Prepayment Notice, Borrower shall have the right to prepay the outstanding principal balance of the Note in full (but not in part, except as expressly permitted in Sections 3.2(i), 3.3, 8.3, 8.4 and 11.3) on any Business Day by paying the sum of (i) in the case of a permitted partial prepayment, the amount of such partial prepayment, otherwise the entire remaining outstanding principal balance of the Note, plus (ii) all unpaid interest accrued on the prepayment amount, plus (iii) all other Obligations, plus (iv) except as otherwise set forth in Sections 3.2(i), 3.3, and 11.3, a prepayment fee equal to the Applicable Prepayment Fee (provided that in the case of a permitted partial prepayment, the Applicable Prepayment Fee shall be calculated on the amount of such partial prepayment).

(c)    Each Prepayment Notice shall specify the intended date of prepayment, which date must be a Business Day. After delivery of a Prepayment Notice, the amounts set forth in Subsection 2.4(b) shall be due and payable in full on the date specified in the Prepayment Notice unless Borrower delivers a written revocation notice to Lender at least one (1) Business Day prior to the scheduled prepayment date, and failure to pay the same in full on such date without proper revocation shall, at Lender's option, constitute an Event of Default, without notice or opportunity to cure. If the amounts necessary to prepay the Loan in accordance with the terms and provisions hereof are received by Lender after 2:00 p.m. (Hartford, Connecticut time), such prepayment shall be deemed to have been made on the next occurring Business Day and Lender shall be entitled to (i) recalculate the Applicable Prepayment Fee associated with such prepayment, and (ii) receive interest on the outstanding principal balance to be prepaid, calculated at the Contract Rate or the Default Rate, as applicable, up to (but excluding) the effective date of such prepayment.

(d)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time between December 1, 2022 and the Scheduled Maturity Date, upon issuance of a Prepayment Notice, Borrower shall have the right to prepay the outstanding principal balance of the Loan in full (but not in part, except as expressly permitted in Sections 3.2(i), 3.3 and 11.3), without premium or additional fees or expenses (including any Applicable Prepayment Fee), by paying the entire remaining outstanding principal balance of the Loan, all accrued and unpaid interest hereunder, and all other Obligations (provided that Borrower shall not be entitled to the benefit of said open prepayment period when calculating the Applicable Prepayment Fee for any prepayment that is tendered at any time prior to said open prepayment period).

(e)    Borrower acknowledges that it possesses no right to prepay the Loan, except as expressly provided in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 8.3, 8.4, 9.4 or 11.3. Borrower further acknowledges and agrees that, except as so expressly provided, if the Loan is prepaid prior to December 1, 2022, for any reason, including acceleration of the Scheduled Maturity Date by reason of an Event of Default, any subsequent tender of payment of the Loan made by Borrower or by any Person on behalf of Borrower or otherwise, including any tender of payment at any time prior to or at foreclosure sale or proceedings or during any redemption period following foreclosure, or during any federal or state bankruptcy or insolvency proceedings, shall constitute an evasion of the restrictions on prepayment set forth herein, and shall be deemed a voluntary prepayment prior to the Scheduled Maturity Date requiring payment of the Applicable Prepayment Fee, and Lender shall not be required to accept such prepayment if it does not include payment of the Applicable Prepayment Fee.

(f)    If any actual or deemed prepayment is tendered or deemed tendered during the Lockout Period (other than a prepayment tendered or deemed tendered pursuant to Sections 3.2(i), 3.3, 9.4 or 11.3), Borrower shall be obligated to pay Lender, and the Obligations shall include, a prepayment fee (the “Lockout Prepayment Fee”) calculated by Lender in its discretion (which may or may not equal the Yield Maintenance otherwise due in connection with any such prepayment but for the operation of the Lockout Period), and Lender shall not be required to accept such payment or credit any deemed payment if it does not include payment of the Lockout Prepayment Fee as calculated by Lender.

(g)    Lender's acceptance of a prepayment without the Applicable Prepayment Fee shall not constitute or be deemed to constitute a waiver by Lender of its right to require payment of the Applicable Prepayment Fee in accordance with the terms hereof or a waiver of any rights and remedies Lender may have under the Loan Documents, at law or in equity on account of Borrower's failure to timely pay the Applicable Prepayment Fee as and when required hereunder.

(h)    To the extent permitted by law, Lender may bid at any foreclosure sale, as part of the Obligations, the amount of the Applicable Prepayment Fee calculated as if prepayment of the Loan occurs on the date of such foreclosure sale. To the extent the amount of the Obligations must be determined as of a date certain pursuant to any insolvency proceeding or a judicial foreclosure, the Loan will be deemed prepaid as of either the bar date or the date judgment enters (as the case may be) and the Applicable Prepayment Fee due and payable hereunder (if any) will be calculated as if prepayment of the Loan occurred on such bar date or date of said judgment.

(i)    Borrower and Lender have negotiated the Loan upon the understanding that if the Loan is paid or prepaid prior to December 1, 2022 for any reason, except as expressly provided in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 8.3, 9.4 or 11.3, Lender shall receive the Applicable Prepayment Fee as compensation for: (i) the cost of reinvesting the prepayment proceeds and the loss of the contracted rate of return on the Loan; and (ii) the privilege of early payment of the Loan, which Borrower has expressly bargained for and which privilege Lender would not have granted to Borrower without Borrower’s obligation to pay the Applicable Prepayment Fee. Borrower agrees that the Applicable Prepayment Fee provided for herein is reasonable and that Lender shall not be obligated, as a condition subsequent to its receipt of the Applicable Prepayment Fee, to actually reinvest all or any part of the amount prepaid in any United States Treasury instruments or obligations or otherwise.
ARTICLE 3.

INSURANCE; CONDEMNATION AND RESTORATION
Section 3.1.    Insurance.

(a)    Insurance Coverage. Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Lender, the Property and the other Collateral (collectively, the “Insurance”) providing at a minimum the following:
(vii)    Insurance with respect to the Improvements and Personal Property, if any, against any peril currently included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of land, excavations, foundations, underground utilities and footings) with losses adjusted on a replacement cost basis; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property, if any, waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000 and no self-retention or self-insurance (unless disclosed to and approved by Lender in its reasonable discretion); (4) with an “Ordinance or Law Coverage” or “Enforcement” endorsement (including contingent operation of building laws, demolition costs and increased cost of construction); and (5) with no exclusion for “wind” damage. The Full Replacement Cost shall be evaluated from time to time at the request of Lender (but not more frequently than once in any twelve (12) calendar months, unless an Event of Default exists, in which case the Full Replacement Cost may be evaluated from time to time as Lender in its discretion may deem necessary) by an appraiser or contractor familiar with insurance replacement cost analysis designated and paid by Borrower and approved by Lender, such approval not to be unreasonably withheld (unless an Event of Default exists, in which case the appraiser or contractor shall be designated by Lender and paid by Borrower). No omission on the part of Lender to request any such ascertainment of the Full Replacement Cost shall relieve Borrower of any of its obligations under this Subsection 3.1(a)(i);
(viii)    Commercial general liability insurance against all claims for bodily injury or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000 (including Medical Expense of at least $2,000 per person); (2) providing for no deductible in excess of $250,000 and no self-retention or self-insurance (unless disclosed to and approved by Lender in its reasonable discretion); (3) to be continued at not less than the aforesaid limit until required to be increased by Lender in writing by reason of changed economic conditions making such protection inadequate (in the reasonable estimation of Lender); and (4) to cover at least the following hazards: (A) premises and operations (including Fire Damage Legal Liability); (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for advertising and all written and oral contracts to the extent of tort liability; and (E) contractual liability covering the indemnities contained in the Loan Documents to the extent the same is available;
(ix)    “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, such coverage to be maintained by Borrower or the applicable Tenant, in reasonable and customary amounts and with reasonable and customary deductibles;

(x)    Business interruption/loss of rents insurance (1) with loss payable to Lender; (2) covering “All Risks” or “Special Perils” as required to be covered by the insurance provided for in Section 3.1(a)(i) and (ii); (3) in an amount equal to at least 100% of the projected gross income from the Property (on an actual loss sustained basis) for a period of twelve (12) months following the date of loss (the amount of such coverage shall be determined prior to the Funding Date and subsequently at least once each year thereafter based on the greater of: (x) Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period, and (y) the highest gross income received during the term of the Note for any consecutive twelve (12) month period prior to the date the amount of such insurance is being determined); (4) with a deductible of not greater than $250,000 (and no self-retention or self-insurance unless disclosed to and approved by Lender in its reasonable discretion), and (5) containing an “Extended Period of Indemnity” endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until the expiration of one hundred eighty (180) days from the date that normal operations are resumed at the Property (notwithstanding that the policy may expire prior to the end of such period). All insurance proceeds payable to Lender pursuant to this Subsection 3.1(a)(iv) shall be held by Lender and shall be applied to the Obligations from time to time due and payable under the Note and this Agreement; provided, however, that so long as no Event of Default occurs, Lender shall disburse to Borrower on a monthly basis (consistent with the annual operating budget delivered to Lender pursuant to Section 7.1(f)) funds representing business interruption proceeds (to the extent actually received by Lender) for payment of Operating Expenses and/or Debt Service upon receipt by Lender of a written request for disbursement, summarizing the Operating Expenses and/or Debt Service to be paid with the subject disbursement; provided, further, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Obligations on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid to and retained by Lender out of the proceeds of such business interruption/loss of rents insurance;
(xi)    At all times during which structural construction, repairs or alterations are being made with respect to the Property: (1) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy referenced in Subsection 3.1(a)(ii); and (2) the insurance provided for in Subsections 3.1(a)(i) and (ii), written in a so-called “builder’s risk completed value form” (A) on a non-reporting basis, (B) against “All Risks” or “Special Perils” as required pursuant to Subsection 3.1(a)(i), (C) including permission to occupy the Property, and (D) with an agreed amount endorsement waiving co-insurance provisions;
(xii)    If Borrower has any employees at the Property, to the extent required by applicable Legal Requirements, “Workers’ Compensation,” subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(xiii)    Comprehensive boiler and machinery insurance in customary and reasonable amounts;
(xiv)    If any portion of the Property is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor or comparable law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the lesser of (1) 100% of the “Full Replacement Cost,” determined in accordance with the provisions of Section 3.1(a)(i), and (2) the maximum limit of coverage available for the Property under the Flood Insurance Acts;
(xv)    Umbrella liability insurance in an aggregate amount of not less than $50,000,000 per occurrence, and with deductibles (including any self insurance or self-retention) and on terms consistent with the commercial general liability insurance policy required under Subsection 3.1(a)(ii);
(xvi)    Insurance against loss or damage incurred as a result of an act of terrorism or similar acts of sabotage if said coverage is excluded from the “All Risk” or “Special Perils” coverage under Section 3.1(a)(i) and/or the business interruption cover under Section 3.1(a)(iv), in amounts no less than “Full Replacement Cost” of the Improvements and Personal Property, if any, and with a deductible of no more than $250,000 with respect to property damage (and no self-retention or self-insurance (unless disclosed to and approved by Lender in its reasonable discretion), and otherwise in form and substance acceptable to Lender in its reasonable discretion; and
(xvii)    Such other insurance and in such amounts as Lender from time to time may reasonably require against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)    Policies. All insurance provided for in Subsection 3.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” and individually, a “Policy”), in such forms and, from time to time after the Funding Date, in such amounts as may be satisfactory to Lender (in the exercise of its reasonable judgment), issued by financially sound and responsible insurance companies authorized and admitted to do business in the State, having a general policy rating of A- or better and a financial class of X or better, each as determined by AM Best Company, Inc., and otherwise acceptable to Lender in the exercise of its reasonable judgment (each such insurer satisfying the foregoing is referred to below as a “Qualified Insurer”); provided, however, that Borrower shall be deemed to have satisfied the foregoing general policy rating requirements if, under Borrower’s layered program, at least 75% of the insurers participating in any one layer maintains a general policy rating of A- or better and a financial class of X or better. Prior to the Funding Date, and not less than 7 days after the expiration dates of the Policies in force as of the Funding Date or each renewal Policy, Borrower shall deliver to Lender evidence reasonably acceptable to Lender that Policies complying with the requirements of this Section 3.1 have been issued or renewed (with a renewal term of at least 12 months) and are in force as of the Funding Date or the respective expiration date with all premiums due under such Policies (the “Insurance Premiums”) paid in full; provided, however, that (i) all Policies required pursuant to Section 3.1 shall be maintained in effect during such 7 day period and, upon request of Lender, Borrower shall deliver to Lender such evidence as Lender may reasonably request to confirm that the insurance coverage required hereunder remains in effect during such period, and (ii) in no event shall Borrower be required to deliver originals or copies of insurance policies to Lender.

(c)    Blanket Policies. All Policies may be in the form of blanket policies provided that such policies are acceptable to Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer. Borrower shall not obtain without Lender’s prior written consent (issued or withheld in Lender’s reasonable judgment), separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 3.1(a). If Borrower obtains separate insurance or a blanket Policy, Borrower shall notify Lender of the same, shall cause evidence with respect to each Policy to be delivered to Lender as required in Subsection 3.1. Aggregate limits under any blanket policy for catastrophic losses caused by events such as earthquake, floor or windstorm are subject to Lender’s approval (not to be unreasonably withheld), and at Lender’s request Borrower must provide basic information relating to other locations covered under any such blanket policy that may reasonably be considered loss contributors under any such aggregate limits.

(d)    Named Parties. All general liability Policies (including any “mold” Policy), shall name Borrower as the named insured or additional insured (including in the case of coverage provided under insurance maintained by a Tenant) and Lender as an additional insured, as their respective interests may appear, and in the case of Policies relating to property damage, boiler and machinery, builder’s risk, business interruption, and flood insurance, shall contain a so-called “New York standard non-contributing mortgagee” clause (or equivalent) in favor of Lender providing that any loss covered by such Policy shall be payable to Lender.

(e)    Policy Endorsements. All Policies shall contain clauses or endorsements to the effect that:

(i)No act or negligence of Borrower, of anyone acting for Borrower, or of any Tenant, and no failure to comply with the provisions of any Policy that might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)Intentionally Omitted;

(iii) Written notice shall be given to Lender (A) if the Policy has been non-renewed by the issuer at least thirty (30) days prior to its expiration, (B) promptly following cancellation if the Policy is cancelled by Borrower, and (C) at least ten (10) days prior notice if cancellation is caused by non-payment of premium; and

(iv)    Lender shall not be liable for any Insurance Premiums or assessments thereon, except that Lender may, but shall have no obligation to, pay any Insurance Premiums to continue any Policy in full force and effect in the event Borrower fails to do so (any such amounts so paid by Lender shall be paid by Borrower to Lender within the Demand Period, and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate accruing from the expiration of the Demand Period until Lender receives payment in full of such amount).

(f)    Insurance Compliance Certificate. Borrower shall furnish to Lender, or shall cause its insurance broker or agent to furnish to Lender, concurrently with the submission of evidence of insurance as required pursuant to Section 3.1(b), a statement, certified by an Authorized Representative of Borrower, in the following form: “The attached Acord certificates confirm (i) the amount of Insurance maintained in connection with the Property, which amounts at a minimum satisfy the requirements of Section 3.1(a) of the Fixed Rate Term Loan Agreement between RPT 1109 Commerce Boulevard, LLC and Hartford Life Insurance Company dated December __, 2016; (ii) the risks covered by such Insurance, which at a minimum satisfy the requirements of Section 3.1(a); and (iii) the issuers of such coverages, each of which is a Qualified Insurer. All insurance shown on the attached Acord certificates is in force with all associated Insurance Premiums paid in full, and Borrower has not issued any cancellation or modification notices in connection with such coverages.”

(g)    Lender Self-Help. If at any time Lender is not in receipt of written evidence that all Insurance required hereunder is in full force and effect, Lender shall have the right, upon five (5) Business Days prior notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such Insurance as Lender, in its discretion, deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining and maintaining such Insurance shall be paid by Borrower to Lender before the expiration of the Demand Period, and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from the expiration of the Demand Period until Lender receives payment in full of such amount. Lender procuring coverage pursuant to this Section 3.1(g) shall not be deemed to cure or remedy Borrower’s failure to maintain insurance in accordance with this Section 3.1.

(h)    Vesting in Lender. In the event of a foreclosure or other transfer of title to the Property to Lender or a third party purchaser at foreclosure in extinguishment in whole or in part of the Obligations, and to the extent permitted under the Policies, all right, title and interest of Borrower in and to the Policies then in force exclusively concerning the

Property and all proceeds payable pursuant to the Policies shall thereupon vest exclusively in Lender or the purchaser at such foreclosure.

(i)    Subrogation. All Insurance (as applicable) and all renewals thereof shall contain, in form and substance reasonably acceptable to Lender, a standard “Waiver of Subrogation” endorsement.
Section 3.2.    Use and Application of Insurance Proceeds.

(a)    Restoration. If any portion of the Property (or any material portion of the other Collateral) shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) and the cost to repair or restore such Casualty exceeds $100,000.00, Borrower shall give written notice of such damage to Lender promptly following Borrower obtaining knowledge of such Casualty. If Net Proceeds are made available to Borrower for Restoration as provided in Subsections 3.2(c) and 3.2(d), Borrower shall, in accordance with the terms of this Section 3.2, promptly commence and diligently prosecute to completion the repair and restoration of the Collateral as nearly as possible to the condition the Collateral was in immediately prior to such Casualty (such repair and restoration, collectively, a “Restoration”) and shall pay all costs of such Restoration (even if Net Proceeds are not sufficient to pay in the full the cost of Restoration). Regardless of whether Net Proceeds are made available to Borrower, Borrower shall, promptly following the occurrence of a Casualty and diligently thereafter, undertake all actions reasonably necessary to keep the Property safe, secure and free from reasonably foreseeable hazards and otherwise in material compliance with applicable Legal Requirements. Notwithstanding any Casualty, Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement.

(b)    Adjustments by Lender. Upon any Casualty covered by any Insurance, then (i) if an Event of Default exists, Lender is hereby authorized, at its option (exercisable in its discretion), to settle and adjust any claim without the consent of Borrower; or (ii) if no Event of Default exists, Lender shall allow Borrower up to one hundred eighty (180) days following the occurrence of the Casualty to settle and adjust such claim with the prior written consent of Lender (such consent not to be unreasonably withheld); provided, however, that if Borrower has failed to settle and adjust any claim within one hundred eighty (180) days after the occurrence of the Casualty, Lender is hereby authorized, at its option (exercisable in its discretion), to settle and adjust any claim without the consent of Borrower; provided, further, that in any case Lender shall, and is hereby authorized to, collect and hold (without interest) any and all such insurance proceeds subject to the terms of this Section 3.2. The reasonable third party expenses incurred by Lender in the adjustment and collection of insurance proceeds shall be reimbursed by Borrower to Lender within the Demand Period and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from expiration of the Demand Period until payment in full is received by Lender, or, to the extent sufficient insurance proceeds are available, said expenses shall be deducted from said proceeds by Lender prior to any other application thereof. Borrower shall use commercially reasonable efforts to cause each Qualified Insurer to make payment for all losses covered by any Insurance to Lender alone, and not to Lender and Borrower or any other Person jointly. Borrower agrees to promptly execute and deliver to Lender all documents and promptly make all deliveries reasonably requested by Lender in order to permit Lender to adjust any such claim and to authorize and direct any insurer to pay insurance proceeds to Lender alone and not jointly to Lender and Borrower or any other Person. “Net Proceeds” means the net amount of all insurance proceeds received by Lender under the Policies described in Subsection 3.1(a) as a result of a Casualty, after deduction of the reasonable third party costs and expenses (including reasonable outside counsel attorneys’ fees), if any, incurred by Lender in collecting same.

(c)    Conditions to Disbursements for Restoration. The following provisions shall apply in connection with any Restoration:

(i)Provided (A) the Net Proceeds are less than $500,000.00, (B) the costs of completing the Restoration are equal to or less than $500,000.00, as determined by Lender (in the exercise of its reasonable judgment), (C) no Potential Monetary Default then exists and no Event of Default has occurred and is continuing, and (D) Borrower delivers to Lender a written undertaking confirming its obligation to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, the Net Proceeds will be disbursed by Lender to Borrower upon receipt (or Lender shall instruct the applicable Qualified Insurer to make disbursement directly to Borrower) and shall be used by Borrower for the sole purpose of completion of the Restoration.
(ii)If the Net Proceeds are equal to or greater than $500,000.00 or the costs of completing the Restoration are greater than $500,000.00, then Lender shall make the Net Proceeds available for Restoration, provided that each of the following conditions are satisfied (satisfaction to be determined by Lender in the exercise of its reasonable judgment):

(1)    As of the date of each distribution of Net Proceeds, no Potential Default then exists and no Event of Default shall have occurred and be continuing;

(2)    Within ninety (90) days following the occurrence of the Casualty, Borrower shall prepare, or shall cause to be prepared, all required Restoration Documents and applications for the issuance of all permits required for the Restoration, with copies thereof delivered to Lender;

(3)    Lender and the Casualty Consultant shall have approved the Restoration Documents in accordance with Subsection 3.2(e);

(4)    As of the date of each distribution of Net Proceeds, Lender shall be satisfied, in the exercise of its reasonable judgment, that based upon a report issued by the Casualty Consultant and such other factors as Lender reasonably deems relevant, the costs of Restoration and ongoing Operating Expenses (including Debt Service) will be covered out of (A) undisbursed Net Proceeds (including the proceeds of the coverage referred to in Section 3.1(a)(iv)), (B) Rents that are and shall continue to be generated by the Property despite the Casualty, and/or (C) other funds of Borrower deposited with Lender pursuant to Subsection 3.2(g);

(5)    Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that, within six (6) months following completion of the Restoration, the Net Operating Income will be restored to a level sufficient to generate a Debt Service Coverage Ratio of at least 1.80x;

(6)    Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) six (6) months prior to the Maturity Date, (B) twelve (12) months after the occurrence of the Casualty, or (C) such time as may be required under all Legal Requirements in order to repair and restore the Collateral to the condition it was in immediately prior to such Casualty;

(7)    Prior to the initial disbursement of Net Proceeds, Borrower shall execute and deliver to Lender a completion guaranty in form and substance reasonably satisfactory to Lender and its counsel, pursuant to which Borrower shall guaranty to Lender the lien-free completion of the Restoration by Borrower in accordance with the provisions of this Section 3.2;

(8)    Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that the Property and the use thereof after the Restoration will be in compliance (in all material respects) with and permitted under all Legal Requirements;

(9)    Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that the Restoration shall be undertaken and completed such that no Lease (or combination of Leases), which are in place as of the date of the Casualty and which cover (singularly or in the aggregate) 50% or more of the gross rentable area of the Property, can be terminated as a result of the Casualty, unless the Tenant under any such Lease subject to termination has elected in writing (in form reasonably acceptable to Lender) or has, pursuant to the terms of such Lease, been deemed to have elected, to waive its option to terminate such Lease;

(10)    Promptly following the issuance of all required permits and the decision of Lender to make Net Proceeds available for Restoration in accordance with this Subsection 3.2(c) and the initial disbursement of Net Proceeds to Borrower, Borrower shall commence the Restoration;

(11)    As of the date of each distribution of Net Proceeds, Lender shall be satisfied that Borrower is diligently pursuing the Restoration to satisfactory completion; and

(12)    As of the date of each distribution of Net Proceeds, Borrower must be in compliance with the conditions specified in Subsections 3.2(d), (e) and (g) below.

(d)    Disbursement Procedures. The Net Proceeds shall be held by Lender (in a non-interest bearing account) and, unless disbursed to Borrower in accordance with the provisions of this Section 3.2, shall constitute additional security for the Obligations. Subject to satisfaction of the conditions of this Section 3.2, the Net Proceeds designated for Restoration costs shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, but not more than once per 30-day period, upon receipt of (i) a disbursement request from Borrower in form and content reasonably required by Lender, (ii) an inspection report from the Casualty Consultant acceptable to Lender (in the exercise of its reasonable judgment), (iii) evidence reasonably satisfactory to Lender that all materials installed and work and labor performed in connection with the related Restoration item have been paid for in full (except to the extent that they are to be paid for out of the requested disbursement), including a certification from Borrower that there exist no notices of pendency, stop orders, mechanic’s or material supplier’s Liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or, in the alternative, fully insured to the reasonable satisfaction of Lender by the Title Company, and (iv) title insurance “date downs” and endorsements to the Title Policy without exception as to mechanics’ or material supplier’s Liens, intervening choate or inchoate liens, judgments, survey matters, or other material matters of record. Net Proceeds received by Lender and held for application to Operating Expenses shall be disbursed to Borrower in accordance with Section 3.2(c). All Net Proceeds disbursed to Borrower for Restoration shall be held in trust by Borrower and used for the sole purpose of completion of the Restoration in accordance with the provisions of this Section 3.2, and all Net Proceeds disbursed to Borrower for the payment of Operating Expenses shall be held in trust by Borrower and used solely for the payment of the applicable Operating Expense; provided, however, that any excess Net Proceeds or excess Net Proceeds Deficiency released to Borrower pursuant to Section 3.2 shall not be subject to the foregoing trust and use requirements and may be used by Borrower without restriction.

(e)    Restoration Documents. All plans and specifications and construction agreements (collectively, “Restoration Documents”) necessary for the Restoration shall be subject to prior review and approval by Lender (such approval not to be unreasonably withheld) and by a qualified independent consulting engineer selected by Lender (the “Casualty Consultant”). In the event Lender does not notify Borrower of the approval or disapproval by Lender and the Casualty Consultant of the Restoration Documents within ten (10) Business Days after receipt of a complete set thereof by Lender and the Casualty Consultant, then Lender and the Casualty Consultant shall be deemed to have approved the Restoration Documents. Subject to all necessary approvals and consents (the consent of Borrower being deemed issued), Lender shall have the use of the Restoration Documents and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the general contractor and other significant contractors engaged in the Restoration shall be subject to prior review and approval by Lender and the Casualty

Consultant (each such approval not to be unreasonably withheld), and the failure of Lender and Casualty Consultant to notify Borrower of the approval or disapproval of the general contractor or other significant contractor within five (5) Business Days after receipt of Borrower’s request for approval shall be deemed the consent of Lender and Casualty Consultant to same. All reasonable third party costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration or for the payment of Operating Expenses, including reasonable third party attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees (which in no event shall exceed then prevailing market rates), shall be deducted from the Net Proceeds or if the Net Proceeds are not sufficient, paid by Borrower to Lender within the Demand Period and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from the expiration of the Demand Period until payment in full is received by Lender.

(f)    Amount of Disbursements. In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration (including Lender’s reasonable third party costs and expenses), as certified by the Casualty Consultant, minus the Restoration Retainage. “Restoration Retainage” means an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, and (ii) the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 3.2 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or material supplier engaged in the Restoration as of the date upon which either (i) the Casualty Consultant certifies to Lender that the contractor, subcontractor or material supplier has satisfactorily completed all work and has supplied all materials in accordance with the provisions of that contractor’s, subcontractor’s or material supplier’s contract, or (ii) the applicable contractor, subcontractor or material supplier delivers to Lender lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or material supplier as may be reasonably requested by Lender or by the Title Company. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or material supplier.

(g)    Restoration Deficiency. If at any time the Net Proceeds or the undisbursed balance thereof, together with Rents that will continue to be generated by the Property despite the Casualty, shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration and ongoing

Operating Expenses (including Debt Service), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made (but in all events Borrower shall make such deposit within sixty (60) days following demand). The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration and/or for ongoing Operating Expenses (including Debt Service) on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed shall constitute additional security for the Obligations.

(h)    Release of Remaining Proceeds. Provided (i) no Potential Monetary Default then exists and no Event of Default shall have occurred and is continuing, (ii) Lender shall re-confirm that within six (6) months following completion of the Restoration the Net Operating Income will be restored to a level sufficient to generate a Debt Service Coverage Ratio of at least 1.80x (as determined by Lender in the exercise of its reasonable judgment), (iii) the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of Section 3.2, and (iv) Lender receives evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full (except to the extent said costs shall be paid out of the final disbursement), Lender shall promptly remit to Borrower the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender.

(i)    Application of Remaining Proceeds. If Lender makes a determination (in the exercise of its reasonable judgment) pursuant to this Section 3.2 that one or more of the conditions to disbursement of Net Proceeds set forth in Subsection 3.2(c)(ii) or Subsection 3.2(h) has not or will not be satisfied, then all Net Proceeds then held by Lender shall be retained and applied by Lender toward the payment of the Obligations, whether or not then due and payable in such order, priority and proportions as Lender in its reasonable discretion shall deem proper. Provided no Event of Default has occurred and is continuing as of the date Lender applies the Net Proceeds to the Obligations, no Applicable Prepayment Fee shall be payable in connection with any such prepayment. If an Event of Default exists while Lender is holding Net Proceeds, Lender may at its option apply the Net Proceeds toward the payment of the Obligations, whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper (including toward payment of any Applicable Prepayment Fee applicable to such prepayment). If Lender applies Net Proceeds to the Obligations, the lien of the Loan Documents shall be reduced only by the amount of Net Proceeds actually applied by Lender in reduction of the Obligations, but if the Net Proceeds do not discharge the Obligations in full, then Lender may elect to accelerate repayment of, or Borrower may elect to prepay, the entire remaining outstanding balance of the Obligations, such prepayment to be made in either case within one hundred twenty (120) days following notice from the electing party to the other party (or such longer period as may be reasonably necessary for Borrower to secure replacement financing as long as Borrower is diligently pursuing said refinancing in good faith), without any Applicable Prepayment Fee due thereon so long as no Event of Default exists as of both the date Lender so accelerates or Borrower elects prepayment of the Obligations and the date the Obligations are fully and finally repaid.
Section 3.3.    Condemnation Awards. Borrower shall promptly notify Lender of the receipt by Borrower of written notice of the institution of any proceeding for the condemnation or other taking of the Property or any portion thereof. Lender may participate in any such proceeding and Borrower shall deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender's prior written consent (which consent shall not be unreasonably withheld), Borrower (i) shall not agree to any compensation or award, and (ii) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Property or any part thereof are hereby assigned to and shall be paid to Lender for application to the Obligations (except as expressly provided below). Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and to apply the same toward the payment of the Obligations in such order, priority and proportions as Lender in its reasonable discretion shall deem proper (and provided no Event of Default has occurred and is continuing as of the date Lender applies such condemnation proceeds to the Obligations, no Applicable Prepayment Fee shall be payable in connection with any such prepayment), notwithstanding that the Obligations may not then be due and payable; provided, however, that if the award is less than or equal to $250,000.00 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to Net Proceeds. Borrower, upon request by Lender, shall execute all instruments reasonably requested by Lender to confirm the assignment of the awards and compensation to Lender, free and clear of all Liens, charges (except as expressly set forth above) or encumbrances. If Lender applies condemnation proceeds to the Obligations, the lien of the Loan Documents shall be reduced only by the amount of such proceeds actually applied by Lender in reduction of the Obligations, but if such proceeds do not discharge the Obligations in full, then Lender may elect to accelerate repayment of, or Borrower may elect to repay, the entire remaining outstanding balance of the Obligations, such prepayment to be made in either case within one hundred twenty (120) days following notice from the electing party to the other party (or such longer period as my be reasonably necessary for Borrower to secure replacement financing as long as Borrower is diligently pursuing said refinancing in good faith), without any Applicable Prepayment Fee due thereon so long as no Event of Default exists as of the both date Lender so accelerates or Borrower elects repayment of the Obligations and the date the Obligations are fully and finally repaid. Regardless of whether condemnation proceeds are made available to Borrower, Borrower shall, promptly following a condemnation or other taking and diligently thereafter, undertake all actions necessary to keep the Property safe, secure and free from reasonably foreseeable hazards and otherwise in material compliance with applicable Legal Requirements and notwithstanding any condemnation or other taking, Borrower shall continue to pay the Obligations at the time and in the manner provided for its payment in this Agreement.

ARTICLE 4.
INTENTIONALLY OMITTED.

ARTICLE 5.

LEASING MATTERS; RESERVES
Section 5.1.    Representations and Warranties. Borrower represents and warrants to Lender that: (a) the rent roll delivered to Lender and attached hereto as Schedule 5.1 (the “Rent Roll”) is true, complete and correct in all material respects, and all Leases are valid and in and full force and effect; (b) all of the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the Leases delivered to Lender are true, complete and correct and include any and all amendments; (d) to Borrower’s knowledge, neither Borrower as “landlord” nor, except as set forth on the Rent Roll, any Tenant is in default under any of the Leases; (e) Borrower has no knowledge of any notice of termination or “landlord” default issued by any Tenant with respect to any Lease; (f) Borrower has not assigned or pledged any of the Leases, the Rents or any interests therein except to Lender; (g) except as set forth in the Rent Roll, no Tenant or other party has an option to purchase all or any portion of the Property; (h) except as set forth on the Rent Roll, no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease or as specified in such lease; (i) no Tenant has prepaid more than one month’s Rent in advance (except for bona fide security deposits as shown on the Rent Roll); and (j) other than amounts applied or returned in accordance with the Leases, the amount of all security deposits held by Borrower is the entire amount required to be deposited with Borrower pursuant to the Leases, and said deposits are held, to the extent required by applicable Legal Requirements, in separate and/or interest-bearing accounts. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits held by Borrower and copies of all Leases not previously delivered to Lender, certified by an Authorized Representative of Borrower as being true, complete and correct.

Section 5.2.    Lender’s Lease Approval Rights

(a)    Any Lease entered into by or on behalf of Borrower following the Funding Date that does not constitute a Major Lease, an amendment, modification, replacement, extension or renewal of a Major Lease, shall not require Lender’s prior written approval, provided that: (i) any such Lease is on a standard lease form approved by Lender (such approval not to be unreasonably withheld) with no material modifications; and (ii) any such amendment, modification, replacement, extension or renewal does not cause the subject Lease, following such action, to become a Major Lease. For purposes of this Section 5.2, a “material modification” shall mean any material increase in the economic obligations of the “lessor” or “landlord” under the Lease, any material diminution of the economic obligations of the “lessee” or “tenant” under the Lease, or any material diminution in the rights or protections afforded the “lessor” or “landlord” under the Lease.
(b)    From and after the Funding Date, neither Borrower nor any Person acting on behalf of Borrower shall, without the prior written consent of Lender (such consent not to be unreasonably withheld if no Event of Default exists): (i) enter into any Major Lease, (ii) enter into any amendment, modification, replacement, extension of, or renewal of any Major Lease (other than any amendments, modifications, replacements, extensions and/or renewals expressly contemplated by the terms of any Major Lease in existence as of the Funding Date or subsequently approved by Lender), (iii) enter into any amendment, modification, replacement, extension, or renewal of any non-Major Lease in a manner that would cause such non-Major Lease to become a Major Lease, (iv) consent to an assignment or subletting associated with any Major Lease (to the extent Borrower, as “landlord” has any such consent rights under the applicable Major Lease), or (v) terminate or accept or acquiesce to the surrender of any Lease (regardless of whether said termination relates to a Major Lease or a non-Major Lease and including a termination occurring as a result of a tenant default), other than a termination that is expressly provided for in such Lease. Lender may condition its consent to any Lease termination or surrender on the deposit of any termination or surrender proceeds with Lender for distribution for costs associated with re-letting the subject space. In connection with any request for approval relating to a leasing matter, provided no Event of Default exists, Lender shall notify Borrower whether Lender has approved any such Lease or amendment, modification, replacement, extension, renewal, assignment, subletting, termination or surrender within ten (10) Business Days following Lender’s receipt of all information reasonably requested by Lender to review any such leasing approval request. If Lender does not so notify Borrower within ten (10) Business Days following Lender’s receipt of all such information and if no Event of Default exists, Lender’s approval of such leasing matter shall be deemed granted.

Section 5.3.    Covenants. Borrower shall (i) perform, observe, and comply with each of the covenants and agreements which Borrower is required to perform, observe or comply with under the Leases; (ii) use its commercially reasonable efforts to enforce the obligations to be performed by the Tenants under the Leases; (iii) promptly furnish to Lender any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant; (iv) not collect any Rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to one (1) months Rent; (v) not enter into any ground lease or master lease of any part of the Property; (vi) not further assign or encumber any Lease; (vii) hold in trust all payments and other monetary consideration received by or for the benefit of Borrower in connection with any surrender or termination of any Lease and shall immediately deposit or cause to be deposited with Lender all such payments and other monetary consideration; and (viii) not, except as permitted in Section 5.2, enter into any new Lease or enter into or accept any extension, modification, termination or renewal of any existing Lease, and any action in violation of clause (v), (vi) or (viii) of this Section 5.3 shall be void (as to Borrower) at the election of Lender.

Section 5.4.    Tenant Estoppels. Following the Funding Date, and within thirty (30) days following Lender’s reasonable request, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender written estoppels in form and substance satisfactory to Lender, executed by the Tenants under all Leases and confirming the term, rent or daily rate, and other provisions and matters relating to the applicable Lease (provided that unless an Event of Default has occurred, Lender shall make a request under this Section 5.4 not more than once per twelve (12) month period).

Section 5.5.    Conflict with Assignment of Leases and Rents. Any inconsistency between the terms of this Article 5 and the terms of the Assignment of Leases and Rents shall be controlled by the terms of the Assignment of Leases and Rents.

Section 5.6.    Leasing Reserve.
(a)    Prior to June 30, 2021, Borrower shall provide a written confirmation to Lender (in form and substance reasonably acceptable to Lender) that Performance Food Group (“PFG”) has either (i) validly exercised its lease extension option subject to and in accordance with Section 39.01 of that certain Lease dated as of June 13, 2011, as amended, by and between Borrower, as “landlord”, and PFG, as “tenant” (the “PFG Lease”) (without modification of such provision following the Funding Date unless Lender has approved such modification in writing prior to its execution), or (ii) otherwise renewed the PFG Lease on terms approved in writing by Lender in its reasonable discretion prior to execution by Borrower. If Borrower fails, or is otherwise unable to provide such confirmation, then, on the Payment Date occurring on July 1, 2021, Borrower shall deposit into a reserve with Lender a cash deposit or Letter of Credit in the stated amount of Three Hundred Twenty Thousand and 00/100 Dollars ($320,000.00) (the “Leasing Reserve”). Amounts held at any time by or for the benefit of Lender in the Leasing Reserve will be additional collateral for the Obligations but will be released to reimburse Borrower in connection with tenant improvements and leasing commissions associated with the re-letting of the PFG Space, subject to the satisfaction of the conditions set forth below in this Section 5.6 and subject to the other terms of this Section 5.6.
(b)    All funds deposited into the Leasing Reserve shall not be construed as trust funds, shall be held in a non-interest-bearing account controlled by Lender, and may be commingled with other monies held by Lender. Borrower shall execute and/or deliver any documents reasonably requested by Lender with respect to the Leasing Reserve, including any account-opening agreements or documentation, separate pledge agreements or control agreements. As security for the payment and performance of the Obligations, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all payments to or monies held in the Leasing Reserve and any and all proceeds of the foregoing. Borrower shall not further pledge, assign or grant any security interest in the Leasing Reserve, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. If an Event of Default exists, Lender in its discretion may apply (or may direct Servicer to apply) any sums in the Leasing Reserve to the Obligations, including any Applicable Prepayment Fee, in any order and in any manner as Lender shall elect and/or may continue to hold any such sums as cash collateral for the Obligations or as reserves for the Property as Lender shall deem advisable in its discretion, all without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents.
(c)    If any of the rentable space included within the PFG Space has been re-let to a Tenant pursuant to a Lease approved in writing by Lender prior to execution by Borrower (such approval not to be unreasonably withheld if no Event of Default exists), regardless of whether Lender’s approval thereof is required under Section 5.2 (each a “Replacement Lease”), Borrower shall be entitled to request, and Lender shall release to Borrower (1) disbursements of cash amounts then on deposit in the Leasing Reserve, or (2) if Borrower has delivered a Letter of Credit to Lender, a partial reduction of the stated amount of the Letter of Credit, provided that each of the following conditions are then satisfied in connection with each such request (satisfaction to be determined by Lender in the exercise of its reasonable judgment):
(i)    At least thirty (30) days preceding the date of such disbursement or release/partial reduction of the Letter of Credit, Borrower must submit to Lender (1) a written request for such disbursement or release/partial reduction of the Letter of Credit, (2) evidence that each Tenant under a Replacement Lease is in occupancy in accordance with its Replacement Lease, that its obligation under such Replacement Lease to pay rent at the amounts stipulated in such Replacement Lease has commenced, and that such Tenant is not in default under its Replacement Lease, such evidence to include a written estoppel executed by Borrower and such Tenant in form reasonably acceptable to Lender, (3) evidence of the completion, amount and payment in full of all tenant improvements associated with each Replacement Lease, including invoices and executed lien waivers and certificates of occupancy, and (4) evidence of the amount and Borrower’s payment in full of all third party leasing commissions associated with each Replacement Lease;
(ii)    Within thirty (30) days prior to the date of such disbursement or release/partial reduction of the Letter of Credit, Borrower must deliver to Lender an affidavit executed by an Authorized Representative of Borrower certifying (1) that all representations and warranties contained in this Agreement and in all other Loan Documents which are ongoing and not specific to the Funding Date are true and correct in all material respects as of the date of such release and disbursement, (2) that as of the date of such disbursement or release/partial reduction of the Letter of Credit, no Event of Default has occurred and is continuing, and (3) as to such other matters as Lender may reasonably request;
(iii)    Lender shall have no obligation to make such disbursement or release/partial reduction of the Letter of Credit if an Event of Default has occurred and is continuing;

(iv)    If requested by Lender, Borrower must deliver to Lender evidence confirming the absence of any lien or encumbrance not shown on the Title Policy in effect as of the Funding Date or otherwise approved in writing by Lender, whether by an updated title search or a current endorsement to the Title Policy;
(v)    On or prior to the date of the requested disbursement or release/partial reduction of the Letter of Credit, Borrower shall pay to Lender a $500.00 review fee and all reasonable third-party expenses incurred by Lender in connection with Borrower’s request for such disbursement or release/partial reduction of the Letter of Credit (including reasonable fees of attorneys);
(vii)    Prior to Borrower’s execution of such Replacement Lease, Borrower must (1) submit to Lender and receive Lender’s written approval (not to be unreasonably withheld), regardless of whether Lender’s approval is required under Section 5.2, of the budget for all tenant improvements and leasing commissions relating to such Replacement Lease in form and detail reasonably satisfactory to Lender, indicating, among other things, the amounts for which Borrower will request disbursements or partial reductions of the Letter of Credit, and (2) all other information reasonably requested by Lender to review such budget approval request, and disbursements from the Leasing Reserve or partial reductions of the Letter of Credit shall only be made in accordance with such approved budget;
(viii)    Lender shall have no obligation to make any disbursement from the Leasing Reserve or partial reduction of the Letter of Credit more often than once in any thirty (30) day period, or in amounts less than $50,000 (except for the final disbursement or reduction of the Letter of Credit);
(viii)    In lieu of making a request for any partial reduction of the Letter of Credit, Borrower may request that Lender make a partial drawing on the Letter of Credit in an amount equal to the amount of such partial reduction and, following Lender’s collection in immediately available funds of the net proceeds of such partial drawing, disburse such amount to Borrower, provided that all of the terms and conditions of this Section 5.6 (c) are then satisfied with respect to such disbursement;
(ix)     Notwithstanding anything in this Section 5.6(c) to the contrary, Borrower shall also be permitted to request one (1) or more disbursements or partial reductions of the Letter of Credit for the payment of the costs of tenant improvements and leasing commissions as they become due and payable; provided that for each such request, (A) Borrower shall submit to Lender the following: (x) in connection with the payment of leasing commissions, evidence of the amount of such leasing commission then due and payable, (y) in connection with the payment of tenant improvements, invoices for the costs of all items or materials purchased (or to be purchased) and all contracted labor or services provided (or to be provided), and unconditional lien waivers from each contractor receiving payment, and (z) any such additional information as Lender may reasonably request in connection with any disbursements to made pursuant to the foregoing subsections (x) and (y); and (B) Borrower shall satisfy all of the conditions set forth in this Section 5.6(c)

(provided that the requirements set forth in Section 5.6(c)(2)-(4) shall not be applicable to disbursements made pursuant to this clause).
ARTICLE 6.

REPRESENTATIONS AND WARRANTIES
As of the Funding Date, Borrower represents and warrants to Lender that:
Section 6.1.    Organization and Power. Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all Legal Requirements applicable to doing business in the State. Neither Borrower nor Sole Member is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.
Section 6.2.    Validity of Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents (i) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained (and copies of which have been provided to Lender); and (ii) will not violate any Legal Requirement or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
Section 6.3.    Liabilities; Litigation.
(a)    The general financial and operating information relating to Borrower, and/or the Property, submitted to Lender by or on behalf of Borrower concurrently with or prior to the date of the Application, is true, complete and correct in all material respects with no significant change since the date of submission.
(b)    Borrower is not contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.
(c)    No action, suit, or proceeding or investigation, judicial, administrative or otherwise currently is pending or, to Borrower’s knowledge, threatened or contemplated against or affecting Borrower or any of the Property that has not been disclosed by Borrower in writing to Lender and which, if adversely determined, could reasonably be expected to have a material adverse effect on any of the Property or the business, operations or condition (financial or otherwise) of Borrower.
Section 6.4.    Taxes and Assessments. No parcel forming part of the Property is included within a tax parcel, for ad valorem or local real estate tax purposes, that also includes real property not encumbered by the Mortgage. There are no pending or, to Borrower’s knowledge proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.
Section 6.5.    Other Agreements; Defaults. Borrower is not a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which (i) might adversely affect the Property or the business, operations, or condition (financial or otherwise) of Borrower, or (ii) grants any Person an option to purchase all or any portion of the Property. Borrower is not in violation of any agreement which violation would have an adverse effect on the Property or Borrower or the business, properties, or assets, operations or condition (financial or otherwise) of Borrower.
Section 6.6.    Compliance with Legal Requirements.
(a)    Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Property and carry on its business. The use being made of the Property is in conformity with the certificate of occupancy and/or applicable permits or governmental authorizations and any other restrictions, covenants or conditions affecting the Property. None of the Property is presently, or will during the term of this Agreement, be used principally or at all for agricultural or farming purposes.
(b)    The Property is in compliance with all applicable Legal Requirements (including building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes, and any other conditions, covenants or restrictions affecting the Property) in all material respects.
(c)    To Borrower’s knowledge, no material construction has been undertaken at the Property since the date of the Existing Zoning Report.
(d)    To Borrower’s knowledge, the Property is free of material structural defects, and, to Borrower’s knowledge, all building systems contained therein are in good working order, subject to ordinary wear and tear.
(e)    The Property does not constitute, in whole or in part, a legally non-conforming use under any Legal Requirements.
(f)    No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(g)    The Property has adequate rights of access to public ways, and all roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by applicable Governmental Authorities.

(h)    Except to the extent that the Property is adequately served by private systems and facilities located on the Property (and disclosed on the survey delivered to Lender on the Funding Date), the Property is served by adequate water, sewer, sanitary sewer and storm drain facilities, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Property.
Section 6.7.    Location of Borrower. The principal place of business and chief executive offices of Borrower are located at 222 S. Riverside Plaza, Floor 26, Chicago, Illinois 60606.
Section 6.8.    ERISA. Borrower (i) has not established any pension plan for employees that would cause Borrower to be subject to ERISA, (ii) is not acting on behalf of an “employee benefit plan” (as defined in ERISA), (iii) does not have assets that constitute “plan assets”, and (iv) will not be reconstituted as a “plan” or an entity whose assets constitute “plan assets.”
Section 6.9.    Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 6.10.    Tax Filings. Borrower has filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.
Section 6.11.    Solvency. The fair saleable value of Borrower’s assets exceeds and will, immediately following the funding of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets are and will, immediately following the funding of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the funding of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
Section 6.12.    Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender that adversely affects, or as far as Borrower can reasonably predict, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.
Section 6.13.    Single Purpose Entity. Borrower is and has at all times since its formation been a Single Purpose Entity.
Section 6.14.    Terrorism and Anti-Money Laundering.
(a)    As of the Funding Date, neither Borrower nor any Person having a beneficial interest in Borrower nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is an OFAC Prohibited Person.
(b)    To comply with Anti-Money Laundering Laws, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.
(c)    Borrower agrees to provide to Lender, at any time and from time to time during the term of the Loan, such information as Lender determines to be necessary or appropriate to comply with Anti-money Laundering Laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower or any Person having a beneficial interest in Borrower, from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.
(d)    The representations and warranties set forth in this Section 6.14 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under the Note or receives any funds from Lender. Borrower agrees to promptly notify Lender in writing should Borrower become aware of any change in the information set forth in this Section 6.14.
Section 6.15.    Financing Transaction. The Loan is (or shall be) evidenced by debt instruments that are intended to be accounted for as “debt” on the balance sheet of Borrower, and Borrower shall account for the Loan as “debt” in all financial statements prepared by or on behalf of Borrower.
Section 6.16.    Personal Property. Except for the Personal Property listed on Schedule 6.16 attached hereto, if any, no material tangible Personal Property is located within or outside the Property or used or proposed to be used in the Property. Borrower has good title to all Personal Property, if any, free and clear of all Liens, except as disclosed on Schedule 6.16.

Section 6.17.    Additional Real Property. Except for the Land (as defined in the Mortgage) and Improvements and any contiguous public streets and sidewalks, Borrower does not use or occupy any other material real property in connection with the operation, occupancy and management of the Property.
Section 6.18.    Material Agreements. Except as set forth in the Management Agreement or the Leasing Agreement, neither Borrower nor Property Manager has any right or claim to, or obligation to pay, any fees, commissions, royalties, compensation or other remuneration in connection with or arising out of the use, occupancy, management, leasing and operation of the Property. Except as set forth in Schedule 6.18, there are no Material Agreements affecting the Property.
Section 6.19.    Organizational Chart. The organizational chart attached hereto as Schedule 6.19 is an accurate representation of the organizational structure of Borrower as of the Funding Date and, with respect to any Person shown thereon, accurately identifies the name and ownership percentage interest held by such Person in Borrower or other Persons shown on such organizational chart.
Section 6.20.     Reliance. Borrower recognizes and acknowledges that in accepting the Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in the Loan Documents without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof; that the warranties and representations are a material inducement to Lender in accepting the Loan Documents; and that Lender would not be willing to make the Loan and accept the Loan Documents in the absence of the warranties and representations set forth therein.
ARTICLE 7.

FINANCIAL REPORTING; AUDITS
Section 7.1.    Financial Statements. While any of the Obligations remain outstanding, Borrower shall furnish to Lender each of the following within the specified time period, each in electronic form, and each to be in format reasonably required by Lender:
(a)    Within forty-five (45) days after the end of each calendar quarter (including the last calendar quarter of each year), a quarterly rent roll and security deposit reconciliation, certified to Lender by an Authorized Representative of Borrower as true, accurate and complete in all material respects;
(b)    Within forty-five (45) days after the end of each calendar quarter, a fully-executed copy (certified by an authorized and knowledgeable representative of Borrower to be true, correct and complete) of any Lease or amendment or modification of Lease executed by (or on behalf of) Borrower during the preceding calendar quarter, whether or not such Lease or amendment or modification of Lease was subject to Lender’s approval;

(c)    If requested by Lender, within forty-five (45) days after the end of each calendar quarter (including the last calendar quarter of each year), quarterly financial statements for the Property, including a balance sheet and a statement of revenues and expenses (including capital expenses), certified by an Authorized Representative of Borrower as true, accurate and complete in all material respects;
(d)    Within one hundred twenty (120) days following the end of each calendar year, (i) annual financial statements, including balance sheets, for the Property and Borrower, certified by an Authorized Representative of Borrower as true, accurate and complete in all material respects, and (ii) a capital expenditure summary for the preceding calendar year, certified by an Authorized Representative of Borrower as true, accurate and complete in all material respects;
(e)    Intentionally Omitted;
(f)    Within forty-five (45) days after the end of each calendar year, final annual operating and capital expenditure budgets for such year for the Property;
(g)    Promptly following receipt, copies of all material notices (meaning written notices of violation of Legal Requirements or material notices to or from any Tenants, but excluding routine correspondence) issued or received in connection with the ownership and operation of the Property;
(h)    Concurrently with the delivery of the annual financial statement required pursuant to Subsection 7.1(d), a certification, executed by an Authorized Representative of Borrower, confirming that as of the date of such certificate, to the knowledge of such Authorized Representative, either there does or does not exist any event or condition that constitutes an Event of Default, and if any such Event of Default exists, the nature thereof; and
(i)    Promptly following Lender’s request, such other reasonable financial information relating to the Property or Borrower as Lender may request in writing from time to time; provided that in no event will Lender require audited financial statements for Borrower or the Property.
Section 7.2.    Accounting Principles. All financial statements shall be prepared in accordance with GAAP or tax basis accounting, in either case consistently applied. If the financial statements are prepared on an accrual tax basis (and not in accordance with GAAP), such statements shall be accompanied by a reconciliation to cash basis accounting principles.

ARTICLE 8.

RESTRICTION ON TRANSFERS AND ENCUMBRANCES
Section 8.1.    Due on Sale and Encumbrance; Transfers of Interests. Borrower covenants and agrees with Lender that without the prior written consent of Lender and except as expressly provided in Section 8.2:
(a)    Neither Borrower nor any Person having an ownership or beneficial interest in Borrower shall (i) consummate a Transfer, or (ii) enter into any easement or other agreement granting rights in or restricting the use or development of the Collateral; and
(b)    No new shareholders shall be admitted to or created in Borrower (nor shall any existing shareholders or directors withdraw from Borrower); and
(c)    No change in the day-to-day control and management of Borrower or the Property shall be implemented.
Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default in order to declare the Obligations to be immediately due and payable upon a Transfer in violation of this Agreement. This provision shall apply to every Transfer in violation of this Agreement regardless of whether such Transfer was voluntary or not, or whether or not Lender has previously consented to any Transfer.
Section 8.2.    Permitted Transfers. Notwithstanding the restrictions in Section 8.1 and subject to the conditions specified below, the following transfers of interests in Borrower shall be deemed permitted Transfers, and will not require Lender’s prior consent, notice to Lender (except as provided in clause (a) and (d) below), or the payment of any fees:
(a)    transfers of direct or indirect interests in Borrower, provided (i) no Event of Default exists as of the transfer date; and (ii) after any such transfer, RREEF Property Trust, Inc., a Maryland corporation (“RPT”) continues to own (directly or indirectly) at least fifty-one percent (51%) of the equity interest in Borrower; and (iii) following any such transfer, RPT continues to hold, directly or indirectly, management and decision making control over Borrower and the Property; and (iv) Lender receives written notice of any such permitted transfer within thirty (30) days following the date of transfer; and (v) any transferee complies with the provisions set forth in Section 6.14 of this Agreement; and
(b)    the appointment, removal or substitution of any investment manager, or investment advisor of RPT; provided that (i) Borrower gives Lender written notice of any such proposed action at least ten (10) Business Days prior to the effective date of any such action, and (ii) Lender, in the exercise of its reasonable judgment, approves such investment manager or investment advisor.

Section 8.3.    Loan Assumption; Sale. Notwithstanding anything to the contrary set forth in this Agreement, Lender shall consent to a one-time transfer of title to the Property and assumption of the duties and obligations of Borrower under the Loan Documents, subject to satisfaction of each and every one of the following conditions:
(a)    At least thirty (30) days prior to such assumption, Borrower shall provide to Lender: (i) written notice (an “Assumption Request”) of the proposed transfer, (ii) a work fee in the amount of $25,000.00 (the “Assumption Work Deposit”), (iii) the name(s), address(es) and organizational documents of the proposed purchaser and of the principals, affiliates and parent or other majority owners, as applicable, of the proposed purchaser, (iv) detailed and complete financial statements of the proposed purchaser and of the principals, affiliates and parent or other majority owners, as applicable, of the proposed purchaser, (v) information with respect to the business and business experience of the proposed purchaser and its principals, affiliates and parent or other majority owners, as applicable, and their experience in the ownership and operation of properties similar to the Property and other commercial real estate, (vi) information on the proposed property management company and a copy of the proposed property management agreement, (vii) the terms and conditions of the proposed sale and a copy of the executed purchase and sale agreement, (viii) a description of the ownership structure of the proposed purchaser and each of its principals, affiliates and parent or other majority owners, as applicable, (ix) the purchaser’s pro-forma operating and management plan for the Property, and (x) promptly following Lender’s request, such other information as Lender may reasonably request to permit it to determine the creditworthiness and management abilities of the proposed purchaser and its principals, affiliates and parent or other majority owners, as applicable;
(b)    Lender must approve, in the exercise of its discretion, the identity, creditworthiness, management abilities and all other attributes of the proposed purchaser and its principals, affiliates and parent or other majority owners, as applicable;
(c)    No Event of Default shall have occurred and be continuing and no Potential Monetary Default shall then exist which has not been cured prior to maturing into an Event of Default, either as of the date of the Assumption Request or as of the effective date of the Assumption provided, however, if a Potential Monetary Default existed at the time of the Assumption Request or as of the effective date of the Assumption, Borrower shall have the right to cure such Potential Monetary Default prior to such Potential Monetary Default maturing into an Event of Default and upon such cure, provided that neither an Event of Default nor another Potential Monetary Default then exists, this condition (c) shall be deemed satisfied);
(d)    The Property, as of the date of transfer and assumption and thereafter, must be managed by a management company approved by Lender (in the exercise of its reasonable judgment) under a management agreement satisfactory to Lender (in the exercise of its reasonable judgment) and otherwise satisfying the requirements of Section 9.9;
(e)    At the closing of any approved transfer and assumption, the proposed purchaser shall assume the duties and obligations of Borrower under the Loan Documents

(subject to the limitations on liability set forth in Article 12) pursuant to assumption documents in form and substance satisfactory to Lender (in the exercise of its reasonable judgment). Additionally, at the time of the approved transfer and assumption, the proposed purchaser shall provide to Lender an environmental indemnity agreement from said purchaser and from a financially responsible Person acceptable to Lender (in its discretion) in form and substance reasonably satisfactory to Lender (which form may be different from the form executed by Borrower as a result of Lender’s updating its standard form of environmental indemnity agreement or as a result of specific environmental conditions at the Property). Borrower and the proposed purchaser and such other Persons as Lender shall require shall also deliver and, if applicable, execute (i) evidence of authority and entity existence, (ii) Uniform Commercial Code, judgment and bankruptcy searches, (iii) Uniform Commercial Code financing statements, (iv) an endorsement to the Title Policy updating the effective date to the date of the transfer (or, if not available in the jurisdiction where the any portion of the Property is located, a new title policy replacing the Title Policy), showing the purchaser as the owner of the Property, showing no additional title exceptions, except as shall be approved by Lender (in its discretion) and otherwise in form and substance reasonably acceptable to Lender, (v) opinions of counsel reasonably acceptable to Lender on such matters as Lender shall reasonably require, (vi) evidence of insurance as required by Section 3.1, and (vii) such other documents as Lender shall reasonably require in order to effectuate the transaction as contemplated by this Section 8.3;
(f)    Intentionally Omitted;
(g)    At the closing of any approved transfer and assumption, Borrower shall pay or cause the proposed purchaser to pay to Lender a fee in the amount of one percent (1%) of the then outstanding balance of the Loan in immediately available funds (the “Assumption Fee”). The obligation to pay the Assumption Fee is consideration to induce Lender to allow the proposed purchaser to assume Borrower’s obligations under the Loan Documents and to release Borrower from liability for all duties, obligations and indemnities first accruing from and after the date of transfer in accordance with this Section 8.3; provided that in no event shall Borrower be released from any liability accruing prior to the date of the transfer of the Property pursuant to this Section 8.3, including acts or omissions leading to environmental contamination, whether known or unknown as of the closing of the approved transfer;
(h)    The proposed transfer and assumption shall not cause a violation of any Legal Requirements governing the Property, the Loan, Borrower, the proposed purchaser or any of their respective principals;
(i)    Lender must confirm, in the exercise of its reasonable judgment, that as of the date of the proposed transfer of the Property and assumption of the Loan, the Property will generate: (A) a Loan to Value Ratio of not more than fifty-five percent (55%) or a Loan to Cost Ratio of not more than fifty-five percent (55%), whichever is less; (B) Debt Service Coverage Ratio of at least 1.80x; and (C) a Debt Yield of at least 9.5%;

(j)    The Loan to Value Ratio, Loan to Cost Ratio, Debt Service Coverage Ratio and Debt Yield shall be collectively defined as the “Assumption Thresholds”. In the event the Assumption Thresholds are not satisfied, Borrower shall have the right at any time following the Lockout Period to make a partial prepayment of the Loan in an amount sufficient to satisfy the Assumption Thresholds; provided, however, such partial prepayment shall be subject to payment of the Applicable Prepayment Fee;
(k)    On the earlier of ten (10) days following demand by Lender or the closing of the approved transfer and assumption, Borrower shall pay or cause the proposed purchaser to pay all of Lender’s reasonable costs and expenses incurred in connection with the proposed transfer of the Property whether or not the transfer actually occurs, including reasonable attorneys’ fees, recording and filing charges, title company charges and the cost of the endorsement to the Title Policy (or the cost of a new Title Policy, as applicable). The Assumption Work Deposit shall be applied to reimburse Lender for its costs and expenses (with any excess after full payment of all of Lender’s costs and expenses being applied to the Assumption Fee or returned to Borrower), but the Assumption Work Deposit shall not be deemed to be a cap or limitation on Borrower’s obligation to reimburse Lender for all costs and expenses incurred by Lender under this Section 8.3, regardless of whether such amounts exceed the Assumption Work Deposit and/or Lender, in the exercise of its judgment, does not approve the proposed purchaser or any other aspect of the proposed transfer; and
(l)    Lender shall have no obligation to review or process Borrower’s request for approval of a proposed transfer of the Property and assumption of the Loan until such time as Lender has received all of the items, including the Assumption Work Deposit, required to be delivered to Lender pursuant to this Section 8.3.
Section 8.4.    Release of Collateral.
(a)    Subject to the terms and conditions of this Section 8.4, Lender agrees to execute and deliver to Borrower in connection with the sale or transfer by Borrower of the Vacant Parcel a partial release instrument (in recordable form) of the lien of the Mortgage and the other Loan Documents as to such Vacant Parcel (the “Partial Release”), provided that in connection with such Partial Release, each and every one of the following conditions are satisfied (to be determined by Lender in the exercise of its reasonable judgment unless stated otherwise):
(vii)    Borrower shall have submitted a written request for such Partial Release no less than thirty (30) days prior to the anticipated issuance thereof containing all information required hereunder;
(viii)    No Partial Release may be requested or shall be issued if an Event of Default shall exist;
(ix)    Borrower shall not be entitled to request a Partial Release (A) prior to the first Business Day following the expiration of the Lockout Period, or (B) during the last year of the term of the Loan;

(x)    Concurrently with its delivery of a Partial Release, Lender shall receive a partial release prepayment (the “Partial Release Prepayment”) in an amount equal to sixty percent (60%) of the greater of (A) the appraised value of the vacant parcel, or (B) the gross sale price of the vacant parcel. Notwithstanding the foregoing, in no event shall the Partial Release Prepayment be less than $500,000.00; and any such Partial Release Prepayment shall be subject to the payment of the Applicable Prepayment Fee (if any) and be applied by Lender in satisfaction of the Obligations (including any such Applicable Prepayment Fee);
(xi)    Concurrently with Lender’s execution and delivery of each Partial Release, Lender must receive a partial release fee of $5,000.00 together with payment of all reasonable costs and expenses incurred by Lender in connection with such Partial Release, including reasonable outside counsel attorneys’ fees and expenses;
(xii)    Lender shall have confirmed, in the exercise of its sole discretion, that the Partial Release shall have no adverse impact on the Leases, or the rights of any tenants or the obligations of landlord thereunder;
(xiii)    Lender shall have approved, in the exercise of its sole discretion, any easement agreements, shared amenity agreements or similar agreements to be entered into by Borrower in connection with, or following the Partial Release;
(xiv)    Lender shall have confirmed, in the exercise of its reasonable judgment, that the remaining portion of the Property will, following the issuance of the requested Partial Release, continue to comply with all Legal Requirements (including subdivision, zoning, parking and access); and
(xv)    Following the Partial Release, title to the Vacant Parcel shall no longer be vested in Borrower; provided, however, nothing herein shall restrict the transfer of the Vacant Parcel to an Affiliate of Borrower so long as the other conditions set forth in this Section 8.4 are satisfied.
(b)    Notwithstanding anything herein to the contrary, no Partial Release shall be issued by Lender under this Section 8.4 during (1) the Lockout Period, or (2) the last year of the term of the Loan.

(c)    Upon approval of a requested Partial Release and satisfaction of the terms and conditions specified in this Section 8.4, Lender shall execute and deliver to Borrower the Partial Release.
ARTICLE 9.

COVENANTS
Section 9.1.    Taxes; Charges.

(a)    Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes. Borrower shall not suffer or permit the joint assessment of the Property with any other real or personal property not encumbered by the Mortgage. Borrower acknowledges that Lender may, at Borrower’s sole cost and expense, engage the services of a tax service company to verify the status of taxes and assessments on the Property. Lender shall be entitled to rely upon (regardless of whether or not Lender engages a tax service company) any certificate, advice or bill from any authority (or any official thereof) to which such payments are payable, and Lender shall have no duty to inquire as to the validity or accuracy of any such certificate, advice or bill or to make any protest in connection therewith.
(b)    Borrower shall pay when due all claims and demands of mechanics, material suppliers, laborers and others which, if unpaid, might result in a Lien on the Property; provided, however, that Borrower may contest the validity of such claims and demands so long as (i) Borrower notifies Lender that it intends to contest such claim or demand, (ii) Borrower provides Lender with an indemnity, bond or other security satisfactory to Lender (including an endorsement to the Title Policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (iii) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Scheduled Maturity Date or the date on which the Property is scheduled to be sold for non-payment.
Section 9.2.    Alterations and Renovations. Borrower shall obtain Lender’s prior written consent (such consent not to be unreasonably withheld) to any alterations or renovations to any of the Improvements; provided, however, that Lender’s consent shall not be required in connection with (y) any alterations or renovations that (i) are contemplated in connection with any Restoration, and (ii) will not have a material adverse effect on the financial condition of Borrower, the value of the Property or the Net Operating Income, provided further that such alterations permitted under subsection (ii) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements, or the exterior of any building constituting a part of any Improvements, and the aggregate cost thereof does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), or (z) any tenant improvements pursuant to Leases approved or deemed approved by Lender.
Section 9.3.    Operation; Maintenance.
(a)    Borrower shall not cause or permit any waste of any material portion of the Property.
(b)    Borrower shall observe and comply in all material respects with all Legal Requirements applicable to Borrower and the ownership, use and operation of the Property and shall promptly commence a reasonable and good faith cure of any alleged violation of any Legal Requirements; provided that Borrower may, upon providing Lender with security satisfactory to Lender (in the exercise of Lender’s reasonable judgment) and so long as during any contest the Collateral shall not be subject to any lien, charge, fine or other liability and shall not be in danger of being forfeited, lost or closed, proceed diligently and in good faith to contest the validity or applicability of any such alleged violation of Legal Requirement.
(c)    Borrower shall maintain the Property in good condition and promptly repair any damage or casualty (subject to the terms of this Agreement).
(d)    Upon reasonable prior notice (except during the existence of an Event of Default, when no prior notice shall be required), Borrower will provide, and will use commercially reasonable efforts to cause the Property Manager (if any) to provide Lender and its agents, representatives and contractors with access to the Property from time to time during customary business hours (subject to the rights of Tenants) for the purposes of conducting appraisals, engineering inspections and environmental assessments of the Property (provided that Lender must have a good faith belief that Borrower is not in material compliance with its warranties, covenants and agreements relating to compliance with Legal Requirements (including Environmental Laws, as defined in the Environmental Indemnity Agreement) prior to the commencement of any post-Funding Date engineering inspection or environmental assessment or investigation) and examining and copying the books and records relating to the Property. Borrower shall have the right to have a representative present during the course of any of the inspections conducted at the Property pursuant to the preceding sentence. The costs relating to such activities shall be paid by Lender unless (i) Lender has a good faith basis for suspecting that Borrower is not in material compliance with its warranties, covenants and agreements relating to compliance with Legal Requirements (including Environmental Laws), (ii) the examination of such books and records reveals that financial information submitted to Lender by Borrower, Property Manager or anyone on behalf of Borrower is materially inaccurate, or (iii) an Event of Default exists (or is discovered as a result of any such inspection or review), in which case the reasonable third party fees and expenses incurred by Lender relating to such activities shall be paid by Borrower within the Demand Period.
(e)    All Operating Revenues shall be applied to Operating Expenses, Debt Service and reasonable and necessary capital expenditures or costs, and then, provided no Event of Default exists, to general operating purposes of Borrower, including distributions to the Sole Member.
Section 9.4.    Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Collateral for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, within thirty (30) days following demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; provided, however, that if any such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be due and payable within sixty (60) days after notice from Lender (provided that Borrower shall have no obligation to make payment of any Applicable Prepayment Fee otherwise applicable to prepayment tendered as a result of Lender’s exercise of its rights under this Section 9.4).
Section 9.5.    Compliance with Loan Documents; Further Assurances.
(a)    Borrower shall observe, perform and satisfy in a timely manner all the terms, provisions, covenants, conditions, duties and obligations required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by Borrower, under and pursuant to this Agreement, the Note and the other Loan Documents.
(b)    Borrower shall promptly following receipt of notice from Lender (i) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents, and (ii) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Obligations, to correct any omissions or errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.
(c)    Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 11.1, or (ii) change its name, or (iii) change the location where it maintains its records with respect to the Property, unless in each instance Borrower shall have given Lender at least thirty (30) days prior written notice of any such change and shall have delivered to Lender all UCC financing statements and amendments thereto as Lender shall request and taken all other actions deemed necessary by Lender to continue its perfected first priority lien status in the Collateral.
Section 9.6.    Estoppel Certificates. Borrower, within twenty (20) days after written request, shall furnish to Lender a written statement, duly acknowledged by an Authorized Representative of Borrower, setting forth the amount due on the Loan, the terms of repayment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other reasonable matters as Lender may request.
Section 9.7.    Notice of Certain Events. Borrower shall, within three (3) Business Days after gaining knowledge, notify Lender of (i) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default (Lender having no obligation to accept any such cure of an Event of Default); (ii) any notice of any material default received by Borrower under other obligations relating to the Property or otherwise material to Borrower’s business; and (iii) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Property.

Section 9.8.    Indemnification. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Lender’s attorneys (but excluding fees and costs of Lender’s in-house attorneys and paralegals), to the extent incurred by Lender in connection with (i) any inspection, review or testing of or with respect to the Property conducted pursuant to the terms and conditions of this Agreement and any other Loan Documents, (ii) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Property, (iii) any proceeding instituted by any Person claiming a Lien, and (iv) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Property, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Lender, except to the extent any of the foregoing is caused by Lender’s gross negligence or willful misconduct.
Section 9.9.    Property Management and Leasing.
(a)    The Property has been, and as of the Funding Date will be, operated and leased under the terms and conditions of the Management Agreement and the Leasing Agreement. Borrower acknowledges that Lender has examined and relied on the Property Manager and the Leasing Agent’s experience in operating and leasing properties such as the Property in agreeing to make the Loan, and that Lender will continue to rely on the Property Manager and Leasing Agent’s management and leasing of the Property as a means of maintaining the value of the Property as security for repayment of the Obligations.
(b)    Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement and Leasing Agreement on the part of Borrower to be performed and observed and do all things necessary to preserve and to keep unimpaired its rights thereunder, and (ii) within three (3) Business Days following receipt, notify Lender of the giving of any notice by Property Manager or Leasing Agent to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement or Leasing Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice.
(c)    Without the prior written consent of Lender (such consent not to be unreasonably withheld if no Event of Default exists), Borrower shall not (i) surrender the Management Agreement or Leasing Agreement, (ii) consent to the assignment by the Property Manager or Leasing Agent of its rights, duties or obligations under the Management Agreement or Leasing Agreement, (iii) terminate or cancel the Management Agreement or Leasing Agreement, (iv) modify, change, supplement, alter or amend the Management Agreement or Leasing Agreement, in any material respect, either orally or in writing, or (v) enter into any new or successor management or leasing agreement or appoint any new or successor property manager or leasing agent. Borrower shall not enter into any consulting, advisory, sub-management or other agreements relating to the Property with any Affiliate of Borrower that cannot be terminated without payment of any termination fee upon the occurrence of an Event of Default.
(d)    Any change in ownership or control of the Property Manager or Leasing Agent shall be cause for Lender to re-approve such Property Manager or Leasing Agent and the Management Agreement or Leasing Agreement (such approval not to be unreasonably withheld if no Event of Default exists).
(e)    Subject to Section 9.9(f) below, Borrower hereby assigns to Lender all the rights, privileges and prerogatives of Borrower in and under the Management Agreement and Leasing Agreement (including the right to surrender the Management Agreement or Leasing Agreement, to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement or Leasing Agreement in any respect; and any such surrender of the Management Agreement or Leasing Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement or Leasing Agreement without the prior consent of Lender shall be void and of no force and effect).
(f)    Upon the occurrence of (i) an Event of Default, (ii) a default by Property Manager or Leasing Agent under the Management Agreement or Leasing Agreement that continues following the expiration of any applicable cure period, or (iii) a bankruptcy or insolvency proceeding naming Property Manager or Leasing Agent as the subject debtor, then, in any of the foregoing cases, Lender may require, without limiting any other right or remedy available to Lender at law or under any Loan Document, upon five (5) days prior written notice to Borrower, that Borrower select a Property Manager or Leasing Agent not affiliated with Borrower to manage or lease the Property. If a Property Manager or Leasing Agent (as applicable) is so required by Lender, Borrower shall immediately seek to appoint a Property Manager or Leasing Agent (as applicable) acceptable to Lender (in the exercise of its reasonable discretion), which successor Property Manager or Leasing Agent shall (i) be a reputable management company or leasing company having at least ten (10) years’ experience in the management or leasing of properties substantially similar to the Property and in the jurisdiction in which the Property is located, (ii) not be paid management fees or leasing commissions in excess of market fees and commissions, (iii) enter into a property management agreement or leasing agreement in form and content acceptable to Lender (such approval not to be unreasonably withheld), and (iv) enter into a subordination agreement with Lender in form and content reasonably required by Lender.
Section 9.10.    Material Agreements.
(a)    Borrower shall not enter into or become obligated under, or permit Property Manager to enter into or become obligated under, any Material Agreement pertaining to the Property, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b)    Borrower shall not enter into any consulting, advisory, asset management, property management, leasing, or sub-leasing or other agreements relating to the Property with any Affiliate of Borrower that cannot be terminated, upon the occurrence of an Event of Default, without payment of any termination fee.
Section 9.11.    Special Purpose Entity/Separateness.

(a)    Borrower hereby represents, warrants and covenants as of the Funding Date and until such time as all Obligations are fully and finally paid, Borrower does not currently and/or shall not:

(i)    change or permit to be changed its organizational documents, if such change would materially and adversely impact the covenants set forth in this Agreement or otherwise violate any prohibited transfer or due on sale provisions set forth in the Loan Documents;

(ii)    fail to qualify to do business and remain in good standing under the laws of the state in which it was formed and the State, or fail to observe all material corporate formalities;

(iii)    engage in any line of business or other activity other than (1) acquiring, owning, operating, leasing, managing and disposing of the Property (and activities incidental thereto), (2) entering into mortgage loans secured by a Lien upon the Property and the other Collateral, and (3) any and all lawful activities incidental, necessary and appropriate thereto;

(iv)    acquire or own any assets other than (1) the Property, and (2) such incidental personal property as may be necessary for the operation of the Property or the conduct of its business as contemplated herein;

(v)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, or change its legal structure;

(vi)    except as expressly permitted under the Loan Documents, transfer or otherwise dispose of all or substantially all of its assets, or engage in any transfer of assets outside the ordinary course of its business;

(vii)    form, acquire, hold or own any subsidiary, or make any investment in any Person (including the acquisition of obligations or securities of its Affiliates or acquisition of evidence of indebtedness issued by any other Person (other than cash and investment-grade securities));

(viii)    commingle its assets with the assets of any other Person;

(ix)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Loan, (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (3) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions;

(x)    fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person or have its assets listed on the financial statement of any other entity; provided, however, that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate so long as Borrower’s assets are listed on Borrower’s own separate balance sheet and that any such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity, that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate, and that Borrower maintains separate books and records;

(xi)    enter into any contract or agreement with any other Borrower Party except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xii)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii)    assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person (other than to Lender to secure the Loan) or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)    make any loans or advances to any Person;

(xv)    fail to file its own tax returns (unless Borrower is a tax-disregarded entity not required to file tax returns under applicable law) or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xvi)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (including identifying itself as a division or part of any other Person), or to conduct its business solely in its own name (including the failure to use separate stationery, invoices and checks bearing its own name) or fail to correct any known misunderstanding regarding its separate identity;

(xvii)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (including the failure to remain solvent or pay its own expenses and liabilities (including salaries of its own employees) only from its own funds); provided, however, that this clause (xvii) shall not require any shareholder or beneficial member of Borrower to make any additional capital contributions to Borrower;

(xviii)    without the written consent of its shareholders: (1) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any creditors rights laws, (2) seek or consent to the appointment of a receiver, liquidator or any similar official, (3) take any action that might cause such entity to become insolvent, (4) make an assignment for the benefit of creditors, (5) otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, or (6) take any action in furtherance of any of the foregoing; or

(xix)    fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including for shared office space and for services performed by an employee of an Affiliate) among the Persons sharing such expenses.

(b)    The organizational documents of Borrower shall at all times materially comply with each of the representations, warranties, covenants, and provisions set forth in Subsection 9.11(a). Borrower may satisfy the requirements set forth in the preceding sentence by including the following provision in Borrower’s organizational documents in lieu of setting forth each of the specific covenants set forth in Subsection 9.11(a): "Special Purpose Entity Borrower Provisions. The Company (i.e., Borrower) shall comply with and operate in accordance with the special purpose entity provisions, if any, contained in the loan documents for any then-current financing to which the Company is a party."
Section 9.12.    ERISA.
(a)    Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(B)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
(C)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
Section 9.13.    Appraisal. Borrower shall cooperate with Lender’s request for reasonable information necessary to complete a new or updated appraisal of the Property and Borrower shall reimburse Lender for all costs associated with a new or updated appraisal of the Property, provided that so long as no Event of Default has occurred, and except for appraisals provided in connection with an Assumption Request or a request for Lender’s consent to a Partial Release, Borrower shall only be obligated to reimburse Lender for one (1) new or updated appraisal after the Funding Date (Borrower’s reimbursement obligations being unlimited following the occurrence of an Event of Default).
ARTICLE 10.

EVENTS OF DEFAULT
Section 10.1.    Defaults. The Obligations shall, at the option of Lender, become immediately due and payable, interest under the Note shall begin to accrue at the Default Rate, and Lender shall be entitled to pursue all available rights and remedies, upon the occurrence of any one or more of the following events (individually an “Event of Default” and collectively, “Events of Default”), provided that the following acts, omissions or conditions shall not be deemed to constitute an “Event of Default” (and thereby cause interest to accrue at the Default Rate and/or entitle Lender to pursue all available rights and remedies) until any and all specified grace or cure periods have expired:

(i)    If any monthly installment of Debt Service is not received by Lender on or before 2 p.m. (Hartford, Connecticut time) on the fifth (5th) day of the month in which such installment is due;

(ii)    If the Obligations are not paid in full on the Maturity Date;

(iii)    If any other amounts reserved under this Agreement (including payments required under Section 9.5) are not received by Lender prior to the expiration of the applicable Demand Period;

(iv)    If Borrower fails to comply (A) with its duties and obligations under Section 3.1(a), or (B) in any material respect with its duties and obligations under Section 3.1(b)-(i);

(v)    If Borrower fails to provide any material aspect of the financial reporting required pursuant to Section 7.1, and such failure continues for thirty (30) days following written notice from Lender of such failure;

(vi)    If any fact, circumstance or event (other than those specifically addressed elsewhere in this Article 10) shall occur that is specifically characterized under any provision of any other Loan Document as an “Event of Default” under such Loan Document;

(vii)    If any Federal or state tax Lien (other than an inchoate lien for local real estate taxes and assessments not yet due and payable) is filed against Borrower and the same is not discharged of record within sixty (60) days after the same is filed, unless (1) such tax Lien is being diligently contested by Borrower in good faith, (2) Borrower shall have deposited with Lender cash reserves (or other appropriate security acceptable to Lender in its reasonable discretion) which, in the reasonable opinion of Lender, will be sufficient to cover the tax Lien and all interest and penalties thereon, and (3) Lender is satisfied, in the exercise of its reasonable judgment, that such tax Lien does not have a materially adverse effect on the business, assets or financial or other condition of Borrower or on the Property, the Mortgage or the Lien thereof;

(viii)    If a Transfer occurs in violation of the covenants set forth in Section 8.1;

(ix)    If a material violation of any of the warranties, covenants and agreements set forth in Section 9.11 occurs;

(x)    If any representation or warranty of or on behalf of Borrower, made in this Agreement or in any of the other Loan Documents, or in any certificate, report, financial statement or other instrument furnished in connection with this Agreement, shall prove false or misleading in any material respect as of the date made or furnished;

(xi)    If Borrower shall make an assignment for the benefit of creditors;

(xii)    If a court of competent jurisdiction enters a decree or order appointing a receiver, liquidator, assignee, trustee, custodian, examiner, magistrate, arbitrator, sequestrator (or similar official) of Borrower or of any substantial part of its properties or assets, or if such court decrees or orders the winding up or liquidation of the affairs of Borrower, and any such decree or order is not dismissed, discharged or vacated of record within sixty (60) days after the same has been entered;

(xiii)    If Borrower voluntarily files a petition for relief or an answer or consent seeking relief under the Bankruptcy Code, or under any other Federal or state bankruptcy, insolvency or other similar law, rule or regulation;

(xiv)    If an involuntary case or other proceeding is commenced (other than by Lender) against Borrower or the Property which seeks liquidation, reorganization or other relief with respect to debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days;

(xv)    If Borrower, whether by operation of law or otherwise, dissolves, is wound up or its existence is otherwise terminated or dissolved;

(xvi)    If the Property becomes subject to any lis pendens, notice of pendency, stop order, notice of intention to file mechanic's or material supplier’s Lien, mechanic's or material supplier's Lien (excluding, however, any notice filed pursuant to applicable state law solely to preserve future lien rights) or other Lien of any nature whatsoever (other than Permitted Encumbrances) and the same shall not either be discharged of record or, in the alternative, insured over to the satisfaction of Lender by the Title Company within a period of sixty (60) days after the same is filed or recorded (irrespective of whether the same is superior or subordinate in Lien or other priority to the Lien of the Mortgage and irrespective of whether the same constitutes a perfected or inchoate Lien or encumbrance on the Property or is only a matter of record or notice), subject to Borrower’s right to contest same as set forth in Section 9.1(b);

(xvii)    If Borrower fails to remit payment in full of the Loan and other Obligations (1) pursuant to Section 2.4(b) on the date identified in the Prepayment Notice following the issuance of any Prepayment Notice, unless the Prepayment Notice is revoked in accordance with Section 2.4(c), or (2) within the time period specified in Sections 3.2 or 3.3 if Borrower makes an election to, or is required by Lender to, prepay the Obligations in full following a Casualty or condemnation;

(xviii)    If Borrower fails to comply (A) with its duties and obligations under Section 5.2, or (B) in any material respect with its duties and obligations under Section 5.3;

(xix)    If Borrower fails to comply with its duties and obligations under (1) the Environmental Indemnity Agreement and such failure continues for thirty (30) days after written notice from Lender (provided, however, that if a shorter cure period is required by Lender (in the exercise of its discretion) because of a potential impairment to human safety or a potential material impairment to the value of the Property, then Borrower shall have such shorter cure period as set forth in Lender’s written notice); (2) intentionally omitted; (3) the Assignment of Leases and Rents and such failure continues for fifteen (15) days after written notice from Lender; or (4) the Assignment of Management Agreement and such failure continues for fifteen (15) days after written notice from Lender; provided, however, that so long as (A) any such failure does not involve the failure to make payment of a liquidated sum of money (which must be paid within any applicable Demand Period), (B) an extension of the applicable cure period will not, in the reasonable estimation of Lender, cause a material impairment to the value, use, utility, or operation of the Property or the other Collateral, (C) an extension of the applicable cure period will not, in the reasonable estimation of Lender, expose Lender to any fines or penalties (whether civil or criminal), (D) any such failure cannot reasonably be cured within the applicable cure period, and (E) Borrower shall have commenced a reasonable cure for such Potential Default within the applicable cure period and thereafter diligently and expeditiously proceeds to cure the same, then the applicable cure period shall be extended for so long as it shall be reasonably necessary for Borrower, in the exercise of due diligence, to cure such Potential Default (Borrower agreeing that it shall bear the burden of proof before any court, arbitrator or other trier of fact in connection with establishing the reasonableness of any cure or extended cure period and/or that Lender is acting in a commercially unreasonable manner if Lender makes a determination adverse to Borrower under subsections (B) or (C) of this subparagraph (xix)); provided further, that in no event shall the cure period available under this subparagraph (xix) exceed one hundred and twenty (120) days in the aggregate; or

(xx)    If Borrower shall fail to comply with any of its covenants, agreements, warranties, duties or obligations under this Agreement or any other Loan Document that is not otherwise specifically addressed in this Article 10 and such failure continues for thirty (30) days after written notice from Lender; provided, however, that so long as (A) any such failure does not involve the failure to make payment of a liquidated sum of money (which must be paid within any applicable Demand Period), (B) an extension of the thirty (30) day cure period will not, in the reasonable estimation of Lender, cause a material impairment to the value, use, utility, or operation of the Property or the other Collateral, (C) an extension of the thirty (30) day cure period will not, in the reasonable estimation of Lender, expose Lender to any fines or penalties (whether civil or criminal), (D) any such failure cannot reasonably be cured within the thirty (30) day cure period, and (E) Borrower shall have commenced a reasonable cure for such Potential Default within the thirty (30) day cure period and thereafter diligently and expeditiously proceeds to cure the same, then the thirty (30) day cure period shall be extended for so long as it shall be reasonably necessary for Borrower, in the exercise of due diligence, to cure such Potential Default (Borrower agreeing that it shall bear the burden of proof before any court, arbitrator or other trier of fact in connection with establishing the reasonableness of any cure or extended cure period and/or that Lender is acting in a commercially unreasonable manner if Lender makes a determination adverse to Borrower under subsections (B) or (C) of this subparagraph (xx)); provided further, that in no event shall the cure period available under this subparagraph (xx) exceed one hundred twenty (120) days in the aggregate.
Section 10.2.    Remedies.
(a)    Upon the occurrence of any Event of Default, interest shall automatically begin to accrue at the Default Rate, and at the option of Lender (except in connection with any of the Events of Default described in Section 10.1(xii) through (xvi), when acceleration is automatic), all Obligations shall become immediately due and payable, and Lender may exercise all rights and remedies under the Loan Documents and at law or in equity, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower for itself and all other Borrower Parties.
(b)    Upon the occurrence of any of the events specified in Section 10.1(xii) through (xvi), interest shall automatically begin to accrue at the Default Rate, all Obligations shall automatically become immediately due and payable, and Lender may exercise all rights and remedies under the Loan Documents and at law or in equity, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower for itself and all other Borrower Parties.
Section 10.3.    Lender’s Right to Perform the Obligations.
(a)    If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents and such failure constitutes an Event of Default, then without notice to or demand upon Borrower, any other Borrower Party or any other Person, and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Property for such purpose and to take all such action thereon and with respect to the Property as it may deem necessary or appropriate.
(b)    If Lender shall elect to pay any sum due with reference to the Property, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title claim, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.
(c)    Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed (but excluding fees and costs of Lender’s internal counsel and paralegals) by Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, shall be paid by Borrower to Lender prior to expiration of the Demand Period. Any costs and expenses due and payable to Lender pursuant to this Section 10.3 shall bear interest at the Default Rate from the expiration of the Demand Period until payment in full is received by Lender, and if Borrower fails to reimburse Lender within the Demand Period, then Lender may, in its discretion, either (i) without additional notice to Borrower, add such amounts to the principal balance of the Obligations to accrue interest at the Contract Rate and be secured by the Loan

Documents, or (ii) deem the failure by Borrower to make timely reimbursement as an Event of Default and continue to accrue interest at the Default Rate in connection with such unpaid amounts until repayment in full.
ARTICLE 11.

MISCELLANEOUS
Section 11.1.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight air courier service, or personally delivered to a representative of the receiving party. All such communications shall be mailed or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:            RPT 1109 Commerce Boulevard, LLC
c/o RREEF Management L.L.C.
Deutsche Asset & Wealth Management
101 California Street, 24th Floor
San Francisco, California 94111
Attn: James Carbone

with a copy concurrently to:         Seyfarth Shaw LLP
333 S. Hope Street, Suite 3900
Los Angeles, California 90071
Attn:    Stacy Paek
Tel:    (213) 270-9655
Email:    speak@seyfarth.com

If to Lender:	Hartford Life Insurance Company
c/o Hartford Investment Management Company
One Hartford Plaza
Hartford, Connecticut 06155
Attn: Steve Kalmin
Vice President - Real Estate Asset Management
Telephone: (860) 297-6479
E-mail: steve.kalmin@himco.com
with a copy
concurrently to:            Robert W. McKay, Esq.
c/o Hartford Investment Management Company
One Hartford Plaza
Hartford, Connecticut 06155
Telephone: (860) 297-6465
E-mail: robert.mckay@himco.com

Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered or (2) on the first Business Day after deposit with an overnight air courier service, if such deposit is timely and appropriate in accordance with the requirements of such courier service for next business day delivery, in either case to the address of the intended addressee (except as otherwise provided in the Mortgage), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. Either party may designate a change of address within the United States of America by written notice to the other by giving at least ten (10) days prior written notice of such change of address.
Section 11.2.    Amendments and Waivers. No purported amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.
Section 11.3.    Limitation on Interest. Under no circumstances shall the aggregate amount paid or agreed to be paid as interest under the Loan Documents exceed the highest lawful rate permitted under applicable usury law of the State, and the payment obligations of Borrower under the Loan Documents are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the unpaid principal balance of the Loan or otherwise, the aggregate amounts paid on the Loan shall include amounts which by law are deemed interest and which would exceed such highest lawful rate, Borrower hereby stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and Lender, and Lender shall, at its option, either return such excess to Borrower or credit such excess against the principal balance of the Obligations then outstanding (without application of any Applicable Prepayment Fee), in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable.
Section 11.4.    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, then (i) such provision shall automatically be deemed fully severable; (ii) the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; (iii) the remaining provisions of the Loan Documents shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible so that said substitute provision is legal, valid and enforceable.
Section 11.5.    Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Borrower and Lender and may not be enforced, nor relied upon, by any Person other than Borrower and Lender. All conditions of the obligations of Lender hereunder, including Lender’s discretionary right to make protective advances pursuant to Sections 10.3 or 11.5, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances (if any) in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s discretion.
Section 11.6.    Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents, at law or in equity. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create any equity in the Property in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property or the Loan, except as expressly provided in the Loan Documents, and notwithstanding any other provision of the Loan Documents: (i) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners (as the case may be) and Lender does not intend to ever assume such status; (ii) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners (as the case may be). Lender and Borrower each disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create equity in the Property in Lender, or any sharing of liabilities, losses, costs or expenses.
Section 11.7.    Time of the Essence. Time is of the essence with respect to the performance of Borrower’s obligations under the Loan Documents.
Section 11.8.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and the respective successors and assigns of Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender (which may be granted or withheld in Lender’s discretion) or except as expressly permitted pursuant to the provisions of Article 8, assign any rights, duties or obligations hereunder or under any other Loan Document.
Section 11.9.    Servicing, Transfers, Assignments and Participations.
(a)    At the option of Lender, after giving prior written notice to Borrower and at no cost or expense to Borrower, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender from time to time and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer. Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents, provided that Borrower shall not be obligated to pay any servicing fee payable to the Servicer by Lender. Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents. Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).
(b)    Lender may, after giving prior written notice to Borrower and at no cost or expense to Borrower, at any time sell, transfer or assign, in whole or in part, the Loan, the Note, this Agreement, the Mortgage, and the other Loan Documents, and any or all servicing rights with respect thereto; provided that in the event of any sale or assignment of less than 100% of the Loan, one Person shall serve as agent or lead lender for all lenders or participants and shall be the sole recipient of all notices, requests and other communications under or pursuant to this Agreement and the other Loan Documents. Lender may forward to any present, future or prospective purchaser, assignee, servicer, co-lender, participant or investor (each, a “Transferee”), all documents and information which Lender now has or may hereafter acquire relating to Borrower, Sole Member or the Property, whether furnished by Borrower, Sole Member, Property Manager or any other Person, as Lender determines necessary or desirable; provided that Lender receives a reasonable undertaking from the applicable Transferee to maintain the confidential nature (if any) of such information. Borrower shall cooperate with Lender in connection with any transfer made pursuant to this Section 11.9, including the delivery of an estoppel certificate and such other documents as may be reasonably requested by Lender. Borrower shall also furnish, and hereby consents to Lender furnishing to such Transferee, any and all current or updated information concerning the financial condition of Borrower and any and all information concerning the Property as may be reasonably requested by Lender or any Transferee similar in scope and nature to the information and documentation that was provided by Borrower in connection with the closing and funding of the Loan; provided that Lender receives a reasonable undertaking from the applicable Transferee to maintain the confidential nature (if any) of such information. No exercise by Lender of any transfer rights pursuant hereto shall operate to release or diminish the duties, obligations or liabilities of Borrower under this Agreement or the other Loan Documents.
(c)    Without in any way limiting Lender’s other rights hereunder, Lender shall have the right, in its discretion at any time after the Funding Date, to require Borrower to split the Loan into separate loans with no more than two separate notes secured by the Property (individually, a “Split Loan” and collectively, the “Split Loans”), provided that (i) the aggregate principal amount of all notes evidencing the Split Loans shall equal the outstanding principal balance of the Loan immediately prior to the creation of such split notes, (ii) the aggregate debt service payments on the Split Loans shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such Split Loans, and (iii) the other terms and provisions of the documents evidencing and/or securing the Split Loans shall be substantially similar in form and substance to the Loan Documents. Borrower, at no cost or expense to it, shall cooperate with all reasonable requests of Lender in order to establish the Split Loans and shall execute and deliver such documents as shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including modified and severed notes, mortgages and other security documents in such denominations as Lender shall determine in its discretion, release documents and any and all documents necessary to assign the Split Loans.
Section 11.10.    Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of the Note or other document(s), Borrower shall issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.
Section 11.11.    Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.
Section 11.12.    Waivers. No course of dealing on the part of Lender, its officers, employees, attorneys, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power, privilege or remedy of Lender under any of the Loan Documents, shall operate as a waiver thereof.
Section 11.13.    Cumulative Rights. All rights and remedies of Lender under the Loan Documents, at law or in equity shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 11.14.    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 11.15.    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.16.    Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan provided that any such materials specifically identifying Borrower and/or the Property shall be subject to Borrower’s prior approval. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower or any other Borrower Party must be approved in writing by Lender in advance of issuance.
Section 11.17.    Survival. All of the indemnities made in this Agreement, the Environmental Indemnity Agreement or any other Loan Document shall survive the repayment in full of the Obligations and the release of the Liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to all or any portion of the Collateral to any party, except as otherwise expressly set forth in the Agreement or any other Loan Document.
Section 11.18.    Governing Law. The Loan Documents are being executed and delivered, and are intended to be performed, in the State and the laws of the State and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.
Section 11.19.    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 11.20.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 11.21.    Obligations of Borrower, Joint and Several. If more than one Person has executed this Agreement or any other Loan Document as “Borrower”, “Grantor” or “Assignor”, the obligations of all such Persons hereunder or thereunder shall be joint and several.
Section 11.22.    WAIVER OF PUNITIVE OR CONSEQUENTIAL DAMAGES. NEITHER LENDER NOR BORROWER SHALL BE RESPONSIBLE OR LIABLE TO THE OTHERS OR TO ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY BREACH OR OTHER DEFAULT BY ANY PARTY HERETO.

Section 11.23.    WAIVER OF COUNTERCLAIMS. BORROWER HEREBY WAIVES THE RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A MANDATORY OR COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY LENDER ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE LOAN DOCUMENTS, OR THE OBLIGATIONS.
Section 11.24.    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE COLLATERAL (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.
ARTICLE 12.

LIMITATIONS ON LIABILITY
Section 12.1.    Limitation on Liability.

(a)    Subject to the qualifications and exceptions set forth below, Lender shall not enforce the liability and obligations of Borrower to perform and observe its duties and obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, provided that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Collateral given to Lender pursuant to the Loan Documents; provided, further, that, subject to the qualifications and exceptions set forth below, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that subject to the qualifications and exceptions set forth below, it shall not sue for, seek or demand any deficiency judgment against Borrower, any other Borrower Party or any officer, director, manager or partner/member of Borrower in any such action or proceeding under, by reason of or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

(b)    Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents:

(i)    the provisions of Section 12.1(a) shall not:

(1)    Constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents;

(2)    Impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage;

(3)    Intentionally omitted;

(4)    Impair the right of Lender to obtain the appointment of a receiver, impair the enforcement of the Assignment of Leases and Rents, limit the liability, duties and obligations of Borrower under the Assignment of Leases and Rents, or limit any of the rights and remedies of Lender under the Assignment of Leases and Rents;

(5)    Affect the validity or enforceability of the Environmental Indemnity Agreement, limit the liability, duties and obligations of Borrower under the Environmental Indemnity Agreement, or limit the rights and remedies of Lender under the Environmental Indemnity Agreement; or

(6)    Constitute a prohibition against Lender commencing any other appropriate action or proceeding against Borrower in order for Lender to exercise its remedies against the Collateral; and

(ii)    Borrower hereby agrees to indemnify and reimburse Lender, within the Demand Period (and nothing set forth in this Section 12.1 shall constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise), to the extent of any and all liabilities, costs, losses (including any reduction in value of the Property or any other Collateral or the loss of Lender’s security interest therein), damages, expenses (including reasonable attorneys’ fees and disbursements, and court costs, if any), or claims actually suffered or incurred by Lender by reason of or in connection with any of the following:

(1)    Any fraud committed by any Borrower Party in connection with the Loan;

(2)    Any statement or omission constituting material misrepresentation (when made) contained in any of the Loan Documents or any report furnished pursuant to any of the Loan Documents by or at the direction of Borrower;

(3)    The failure by Borrower to maintain insurance in accordance with Section 3.1;

(4)    The failure of Borrower to apply, or cause the application of, Operating Revenues received by or on behalf of Borrower to pay Debt Service, Operating Expenses (including expenses incurred in fulfilling the obligations of Borrower as “landlord” under any Lease) and reasonable and necessary capital expenditures or costs during the 12-month period immediately preceding the occurrence of the Event of Default triggering Lender’s exercise of remedies; provided, however, that Borrower shall have no liability under this subparagraph (4) to the extent Operating Revenues generated during the 12-month period immediately preceding the occurrence of the Event of Default triggering Lender’s exercise of remedies were not sufficient to pay in full all Debt Service, Operating Expenses (including expenses incurred in fulfilling the obligations of Borrower as “landlord” under any Lease) and reasonable and necessary capital expenditures or costs, and all Operating Revenues so received by or on behalf of Borrower were applied to pay such amounts to the full extent of Operating Revenues so received; provided, further, that the foregoing shall not limit or effect liability under subsection (3) above relating to failure to maintain insurance in accordance with Section 3.1;

(5)    The failure by Borrower to ensure application of any Net Proceeds or condemnation awards in accordance with the terms of this Agreement;

(6)    The failure of Borrower to ensure (x) the proper application of any and all security deposits held by or on behalf of Borrower, (y) the proper return of same to Tenants when due, or (z) delivery of security deposits to Lender, any receiver or any Person purchasing the Property or any part thereof at a foreclosure sale or upon the taking of possession of the Property or any part thereof by Lender, such receiver or such other Person, provided that Borrower will have no liability under this subparagraph (6) if the required activity under (z) above is limited or prohibited by applicable Legal Requirements;

(7)    The failure of Borrower to secure Lender’s consent (or deemed consent) in accordance with Section 5.2;

(8)    Intentional removal or destruction of property (provided that Borrower shall have the right to replace any obsolete or worn Collateral with the concurrent replacement thereof with property of at least equivalent value and utility) constituting any material portion of the Collateral, or any other intentional and material physical waste of any portion of the Collateral, by or at the direction of Borrower, provided, however, that Borrower shall have no liability for such waste if such waste could have been prevented by payment of money to the extent Operating Revenues were not sufficient to pay in full all Debt Service, Operating Expenses (including expenses incurred in fulfilling the obligations of Borrower as “landlord” under any Lease) and reasonable and necessary capital expenditures or costs, and all Operating Revenues so received by or on behalf of Borrower were applied to pay such amounts to the full extent of Operating Revenues so received;

(9)    Borrower contesting or in any way interfering with, directly or indirectly, any foreclosure action, Uniform Commercial Code sale and/or deed in lieu of foreclosure transaction commenced by Lender or with any other enforcement of Lender’s rights, power or remedies under any of the Loan Documents (whether by making any motion, bringing any counterclaim (other than mandatory or compulsory counterclaims), claiming any defense, seeking any injunction or other restraint, commencing any action or otherwise) in connection with Lender’s rights arising from an Event of Default; provided, however, that if Borrower raises a defense or commences any action (other than the occurrence of any of the events described in Subsections (10) and (11) below) and either (i) Lender elects not to challenge any such defense or action, or (ii) any such defense or action survives a motion for summary judgment or comparable procedural challenge by Lender, then Borrower will have no liability under this subparagraph (9);

(10)    Borrower (i) filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (ii) making an assignment for the benefit of creditors;

(11)    Any Borrower Party (i) filing, or joining in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (ii) soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower, or (iii) filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (iv) voting adversely to Lender’s interest in any proceeding under the Bankruptcy Code or any other state or Federal bankruptcy or insolvency law which involves Borrower or any portion of the Collateral, or (v) consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Collateral (unless such action is at the written request of Lender); or

(12)    Borrower failing to comply with its indemnification and reimbursement obligations under Sections 9.8, 10.3(c) and Article 13.

Notwithstanding the foregoing, if Borrower and any other necessary Borrower Parties consent, pursuant to a stipulation in form reasonably required by Lender (to be executed by Borrower and any other necessary Borrower Parties and delivered to Lender within five (5) Business Days following Lender’s request), to the appointment of a receiver for the Property (the identity of such receiver to be designated by Lender and approved by Borrower, such approval not to be unreasonably withheld), and neither Borrower nor any other Borrower Party seeks or participates in the removal of said receiver (absent a material violation by said receiver of the order appointing the receiver, in which case a substitute receiver designated by Lender and approved by Borrower, such approval not to be unreasonably withheld, will be appointed) then Borrower shall have no liability under this Subsection (b)(ii) solely as a result of any reduction in value of the Property or any other Collateral during the period that Lender is pursuing its rights and remedies as a result of an Event of Default.

(c)    Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents:

(i)    Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all Collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents; and

(ii)    the Obligations shall be fully recourse to Borrower in the event any prohibited Transfer occurs in violation of Section 8.1 (including the voluntary placement of a Lien on all or any portion of the Collateral in violation of the Loan Documents); and

(iii)    Lender shall have no recourse upon or against any property or assets of Sole Member, RPT or any affiliate thereof, other than Borrower (collectively, the “Nonrecourse Entities”) or any of the past, present or future, direct or indirect, shareholders, partners, members, managers, beneficiaries, principals, directors, officers, agents, incorporators, affiliates or representatives of the Nonrecourse Entities, other than Borrower (collectively with the Nonrecourse Entities, the “Nonrecourse Parties”), or any of the respective assets or properties of the Nonrecourse Parties, for collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon the Loan or any of the Loan Documents.
ARTICLE 13.

INDEMNITY; EXPENSES

Section 13.1.    Indemnity.
(a)    Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the other Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against Lender or any other Indemnified Party and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (ii) any use, nonuse or condition in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any construction, reconstruction, restoration, or alteration of the Property or the performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (iv) any failure of the Property to be in compliance with any Legal Requirements; (v) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (vi) the payment of any commission, charge or brokerage or leasing fee to anyone which may be payable in connection with the Loan, any Lease or the Collateral; (vii) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender or any of the other Indemnified Parties are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the Loan or the Collateral; (viii) the occurrence or continuation of any Event of Default; or (ix) any proceeding instituted by any Person claiming a Lien, including, in all cases, any Loss arising from the joint, concurrent, or comparative negligence of an Indemnified Party; provided, however, that nothing herein shall be construed to obligate Borrower to indemnify, defend and hold harmless any Indemnified Party from and against any Losses to the extent imposed on or incurred by or asserted against such Indemnified Party solely by reason of such Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
(b)    If any action shall be brought against any Indemnified Party based upon any of the matters for which such Indemnified Party is indemnified hereunder, such Indemnified Party shall notify Borrower in writing thereof and Borrower shall promptly assume the defense thereof, including, without limitation, the employment of counsel reasonably acceptable to such Indemnified Party and the negotiation of any settlement; provided, however, that any failure of such Indemnified Party to notify Borrower of such matter shall not impair or reduce the obligations of Borrower hereunder. Such Indemnified Party shall have the right, at the expense of such Indemnified Party, to participate in the defense of any such action and to employ separate counsel in any such action; provided, that if (i) such action involves the possible imposition of criminal liability on such Indemnified Party, (ii) the assumption or control by Borrower of the defense of such action, in the reasonable discretion of such Indemnified Party, involves a conflict of interest between Borrower and such Indemnified Party with respect to such action, (iii) such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it that are different from or additional to those available to the Borrower, or (iv) Borrower or the attorneys engaged by Borrower have, in the reasonable determination of such Indemnified Party, taken action or failed to take action which has prejudiced the defense of such Indemnified Party or have failed to pursue with reasonable diligence such defense or the negotiation or settlement of such defense, then the reasonable and actual costs and expenses of such separate counsel shall be borne by Borrower (which costs and expenses shall be included in the Losses). In the event Borrower shall fail to discharge or undertake to defend such Indemnified Party against any claim, loss or liability for which such Indemnified Party is indemnified hereunder, such Indemnified Party may, at its sole option and election, defend or settle such claim, loss or liability. The amount of Losses incurred by such Indemnified Party shall be conclusively established by such settlement and such amount shall include both the settlement consideration and the costs and expenses, including reasonable attorney’s fees and disbursements, incurred by such Indemnified Party in effecting such settlement.
(c)    Borrower shall not, without the prior written consent of such Indemnified Party: (i) settle or compromise any action, suit, proceeding or claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnified Party of a full and complete written release of such

Indemnified Party (in form, scope and substance satisfactory to such Indemnified Party in its discretion) from all liability in respect of such action, suit, proceeding or claim and a dismissal with prejudice of such action, suit, proceeding or claim; or (ii) settle or compromise any action, suit, proceeding or claim in any manner that may adversely affect such Indemnified Party or obligate such Indemnified Party to pay any sum or perform any obligation as determined by such Indemnified Party in its discretion.
(d)    All Losses shall be immediately reimbursable to the Indemnified Parties when and as incurred and, in the event of any litigation, claim or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim or other proceeding, and Borrower shall pay to the Indemnified Parties any and all Losses within the Demand Period. In addition to any other remedy available for the failure of Borrower to periodically pay such Losses, such Losses, if not paid within the applicable Demand Period, shall bear interest at the Default Rate and such costs and interest shall be additional Obligations secured by the Mortgage and the other Loan Documents.
Section 13.2.    Payment and Reimbursement of Expenses.
(a)    Prior to the expiration of any Demand Period and subject to any limitations contained in Section 9.4, Borrower shall pay to Lender or, at Lender’s option, shall reimburse Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements and fees and expenses of appraisers and environmental professionals) incurred by Lender in connection with (i) Lender’s efforts to confirm and/or ensure Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Funding Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Funding Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters (including leasing matters) requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of attorneys for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens and security interest in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Obligations; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings.

(b)    Any costs and expenses due and payable to Lender pursuant to this Section 13.2 shall bear interest at the Default Rate from the expiration of the applicable Demand Period until Lender receives payment in full. If Borrower fails to pay or reimburse Lender prior to the expiration of the applicable Demand Period, then Lender may, in its discretion, deem the failure of Borrower to make timely payment or reimbursement to be an Event of Default and such amounts shall be additional Obligations secured by the Mortgage and the other Loan Documents.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto and is effective as of the day and year first above written.

BORROWER:
RPT 1109 COMMERCE BOULEVARD, LLC,
a Delaware limited liability company

By:    /s/ Anne-Marie Vandenberg
Name:    Anne-Marie Vandenberg
Title:    Vice President

S-1

LENDER:
HARTFORD LIFE INSURANCE COMPANY,
a Connecticut corporation

By:    Hartford Investment Management Company,     a Delaware corporation,
Its Agent and Attorney-in-Fact
By:    /s/ David A. Noli
Name:    David A. Noli
Title:    Senior Vice President

[Signature Page to Loan Agreement]

S-2

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Real property in the Township of Logan, County of Gloucester, State of New Jersey, described as follows:

PARCEL 1:

LOT 18

Beginning at a point of intersection on the proposed Southerly right-of-way line of Center Square Road, County Route No. 620 (79.00 feet wide) with the Southernmost division line of Block 44 Lot 7.05 (n/f Freightliner Corp.) and proposed Lot 5.04; and extending thence

(1) Along said right-of-way line N 47°48'47" W, a distance of 510.20 feet to a point; thence

(2) Leaving said right-of-way line, and along a curve concave to the South, having a radius of 40.00 feet, an arc length of 62.83 feet, a central angle of 89°59'29" and a chord bearing of S 87°11'28" W to a point of tangency; thence

(3) S 42°11'44" W, a distance of 16.01 feet to a point of curvature; thence

(4) Along a curve, concave to the East, having a radius of 378.00 feet, an arc distance of 48.06 feet, a central angle of 07°17'07" and a chord bearing S 38°33'10" W to a point of tangency; thence

(5) S 34°54'37" West, a distance of 110.18 feet to a point of curvature; thence

(6) Along a curve concave to the Northwest, having a radius of 466.00 feet, an arc distance of 74.45 feet, a central angle of 09°09'16" and a chord bearing of S 39°29'15" W to a point of tangency; thence

(7) S 44°03'51" W, a distance of 504.45 feet to a point; thence

(8) Leaving said right-of-way line, S 45°56'09" E, a distance of 520.00 feet along the division line of Block 44, Lot 5.04 and 5.01 to a point; thence

(9) Along the division line of Block 44, Lot 7.05 (n/f Freightliner Corp.) and Lot 5.04, N 44°03'51" E, a distance of 809.18 feet (erroneously shown as 765.34 feet on Filed Plan) to the Point and Place of BEGINNING.

PARCEL 2:

LOT 19

Beginning at a point on the Southeasterly right-of-way line of Commerce Boulevard (right-of-way varies), said point being the following 6 courses and distances from the intersection of the centerline of Commerce Boulevard, with the extended centerline of Sharptown Road (60.00 feet wide) and the centerline of Center Square Road, County Route No. 620 (79.00 feet wide);

(a) Leaving said intersection, S 42°11'44" W, a distance of 100.00 feet to a point of curvature; thence

(b) Along a curve concave to the East, having a radius of 422.00 feet, an arc length of 53.66 feet and a central angle of 07°17'07" to a point of tangency; thence

(c) S 34°54'37" W, a distance of 110.18 feet to a point of curvature; thence

(d) Along a curve concave to the West, having a radius of 422.00 feet, an arc length of 67.42 feet and a central angle of 09°09'14" to a point of tangency; thence

(e) S 44°03'51" W, a distance of 504.45 feet to a point; thence

(f) Leaving said centerline, S 45°56'09" E, a distance of 44.00 feet to a point on the right-of-way line of Commerce Boulevard and being the point of BEGINNING; and extending thence

(1) Leaving said right-of-way, S 45°56'09" E, a distance of 520.00 feet along the division line of Block 44, Lots 5.01 and 5.04 to a point; thence

(2) Along the division line of Block 44, Lot 7.05 (n/f Freightliner Corp.) and Lot 5.01, S 44°03'51" W a distance of 697.90 feet to a point; thence

(3) Continuing along same, S 30°32'48" E a distance of 166.83 feet to a point; thence

(4) Along the division line of Block 44, Lots 5.01 and 5.03, S 37°46'45" W a distance of 302.51 feet to a point on the Easterly right-of-way line of Proposed Road "B" (60.00 feet wide); thence

(5) Along a curve concave to the West and last described line being radial, having a radius of 60.00 feet, an arc length of 36.78 feet and a chord bearing of N 69°46'48" W to a point of compound curvature; thence

(6) Along a curve concave to the East, having a radius of 60.00 feet, an arc distance of 43.36 feet and a chord bearing of N 66°38'05" W to a point of tangency; thence

(7) N 45°55'47" W a distance of 342.53 feet to a point of curvature; thence

(8) Along a curve concave to the East having a radius of 545.00 feet, an arc length of 329.56 feet and a chord bearing of N 28°36'23" W to a point of tangency; thence

(9) N 11°16'59" W, a distance of 40.63 feet to a point of curvature; thence

(10) Along a curve concave to the South having a radius of 40.00 feet, an arc length of 56.85 feet and a chord bearing of N 29°26'04" E to a point of reverse curvature; thence

(11) Along the Southerly curved right-of-way of Commerce Boulevard, concave to the North, having a radius of 430.00 feet, an arc length of 195.80 feet and a chord bearing of N 57°06'25" E to a point of tangency; thence

(12) N 44°03'51" E, continuing along the South right-of-way line of Commerce Boulevard, a distance of 393.24 feet to a point; thence

(13) N 46°52'35" E along said Southerly right-of-way line of Commerce Boulevard, a distance of 285.34 feet to a point; thence

(14) N 44°03'51" E along said Southerly right-of-way line of Commerce Boulevard, a distance of 34.85 feet to the point and place of BEGINNING.

EASEMENT TRACTS

Easement Tract I

Easements for the use of the Common Internal Private Road System, Common Utility and Service Facilities, Common Electric Service Equipment, Common Product Transmission Lines, Pureland Easement Area as such easements are created in that certain Declaration of Environmental Standards, as contained in Deed Book 1250, Page 560; as modified by Amendment as contained in Deed Book 1356, Page 219; and in that certain Declaration of Reciprocal Easement as contained in Deed Book 1250, Page 608; as modified by Amendment as contained in Deed Book 1356, Page 182.

Easement Tract II

Easement for the Common Rail Easement, as such easement is created in that certain Rail Easement Agreement between State Mutual Life Assurance Company of America, a Massachusetts corporation, and Shell Oil Company, a Delaware corporation, as contained in Deed Book 2185, Page 114.

Easement Tract III

Common Easements as defined under "Article V. Easements" as contained in the Declaration of
Restrictions for Northeast Business Center by TH/NEBC, L.P., a Texas limited partnership, as contained in Deed Book 2765, Page 215.

Easement IV

Drainage Easement Agreement, between TH/NEBC, L.P., a Texas limited partnership and First Security Bank, National Association, not Individually, but solely as Owner Trustee, under TD 1996 Real Estate Trust, a Florida trust created pursuant to a Trust Agreement dated as of April 26, 1996, and as contained in Deed Book 2765, Page 257.

Easement V

Easement for access and utilities as created by the Deed of Easements between TH/NEBC, L.P., a Texas limited partnership and CRI Industrial Development, LP, a Texas limited partnership, dated August 29, 1997, recorded in Deed Book 2801, Page 155, Real Property Records of the Clerk of Gloucester County, New Jersey.

NOTE: FOR INFORMATION ONLY: Being Lot(s) 18 & 19, Block(s) 2803; Tax Map of the Township of Logan, County of Gloucester, State of New Jersey.

EXHIBIT B
CLOSING STATEMENT

[SEE ATTACHED]

First American Title Company
National Commercial Services
18500 Von Karman Ave, Suite 600 • Irvine, CA 92612

Office Phone:(949)885-2400 *Office Fax:*(949)885-2400

Borrower's Estimated Settlement Statement

File No: NCS-818900-SA1
Escrow Officer: Patty Beverly/PB
Estimated Settlement Date:
Disbursement Date:

Property:
1109 Commerce Blvd., Logan Township, NJ

Borrower:
RPT 1109 Commerce Boulevard, LLC
1109 Commerce Blvd., Logan Township, NJ

Lender:
Hartford Life Insurance Company

Description	Borrower Charge	Borrower Credit
New Loan(s)		
Lender: Hartford Life Insurance Company		
Loan Amount - Hartford Life Insurance Company		13,000,000.00
Return of Rate Lock Deposit to Hartford Life Insurance Company		260,000.00
Return of Work Deposit to Hartford Life Insurance Company		50,000.00
Payoff Loan(s)		
Lender: Wells Fargo Commercial Real Estate Loan Services		
Principal Balance to Wells Fargo Commercial Real Estate Loan Services	13,000,000.00	
Title/Escrow Charges		
Closing-Escrow Fee to First American Title Company National Commercial Services	3,250.00	
Lender Policy to First American Title Company National Commercial Services	13,240.00	
Endorsement (L) to First American Title Company National Commercial Services	23,900.00	
Estimated Recording Fees	500.00	
Disbursements Paid		
Miscellaneous Disbursement		
Invoice 81104979501 to Corporation Service Company	1,880.00	
Invoice 004-02184595 to AEI Consultants	5,300.00	
Invoice 18104 to Welsh Chester Galiney Matone	500.00	
Legal fees to Seyfarth Shaw LLP	24,500.00	
Legal fees to Kroll, McNamara, Evans & Delehanty, LLP	26,000.00	
UCC filing fees to Kroll, McNamara, Evans & Delehanty, LLP	165.00	
Invoice 1119035 to Bock and Clark Environmental, LLC	6,650.00	
Invoice 1119250 to Bock and Clark Environmental, LLC	700.00	
Invoice 43528 to Windels Marx Lane & Mittendorf, LLP	4,650.00	
Invoice 15914116-RI to CT Corporation	1,337.85	
Invoice 15822260-RI to CT Corporation	397.00	
Invoice 15822256-RI to CT Corporation	2.00	
Invoice 15822258-RI to CT Corporation	534.10	
Invoice 15822259-RI to CT Corporation	147.00	
Cash (From) (X To) Borrower	196,347.05	
Totals	13,310,000.00	13,310,000.00

PLEASE NOTE: A modification of money-transfer or disbursement instructions can be a red flag for Online Banking Fraud and could be a trap for the unwary. Should we knowingly receive such a modification, in the interest of prudence, we may consider it suspect and call a known and trusted phone number to verify its authenticity and accuracy. Your awareness and cooperation in taking appropriate steps to prevent fraud is greatly appreciated.

Notice – This Estimated Settlement Statement is subject to changes, corrections or additions at the time of final computation of Escrow Settlement Statement.

See Attached Signatures

Page 1 of 1
Print Date: 12/01/2016, 9:19 AM

SCHEDULE 5.1
RENT ROLL

[SEE ATTACHED]

11/28/2016 4:43 PM

Rent Roll

Property: pco52001 - commerce corner at logisticr
As of Date: 11/23/2016
Report Area: Lease Contracted Area

Floor	Unit(s)	Lease ID	Lease Type	Lease	Tenant %	Lease Status	Lease From/To	Amendment From/To	Area: Lease Contracted Area	Area: Unit NRA	Area: Non Statistical	Base Rent: Monthly Annual	Base Rent: Monthly Annual $ PSF	Recoveries: Monthly Annual	Recoveries: Monthly Annual $ PSF	Misc. Other: Monthly Annual	Misc. Other: Monthly Annual $ PSF	Total Rent: Monthly Annual	Total Rent: Monthly Annual $ PSF	Sec. Deposit	Future Rent Increases: From Date	To Date	Unit	Charge Code	$ Amt	Monthly $PSF	Annual $ PSF
pco52001 - commerce corner at logisticr																											
Vacancy																											
Current Leases																											
0001	000A	t0012283	Industrial Net	PERFORMANCE FOOD GROUP, INC.	61.42%	Current	04/11/14 12/31/21	04/11/14 12/31/21	159,627	159,627		69,937.00 839,244.00	0.44 5.26	21,226.00 254,712.00	0.13 1.60			91,163.00 1,093,956.00	0.57 6.85		9/1/17	8/31/18	000A	abasemt	71,685.00	0.45	5.39
																					9/1/18	8/31/19	000A	abasemt	73,477.00	0.46	5.52
																					9/1/19	8/31/20	000A	abasemt	75,314.00	0.47	5.66
																					9/1/20	8/31/21	000A	abasemt	77,197.00	0.48	5.80
																					9/1/21	12/31/21	000A	abasemt	79,127.00	0.50	5.95
0001	000B	t0012282	Industrial Net	Mission Produce Inc	38.58%	Current	04/11/14 01/31/29	04/11/14 01/31/29	100,283	100,283		35,822.56 429,870.72	0.36 4.29	13,023.00 156,276.00	0.13 1.56			48,845.56 586,146.72	0.49 5.84		2/1/17	1/31/18	000B	abasemt	36,628.56	0.37	4.38
																					2/1/18	1/31/19	000B	abasemt	37,452.71	0.37	4.48
																					2/1/19	1/31/20	000B	abasemt	38,295.39	0.38	4.58
																					2/1/20	1/31/21	000B	abasemt	39,157.04	0.39	4.69
																					2/1/21	1/31/22	000B	abasemt	40,038.07	0.40	4.79
																					2/1/22	1/31/23	000B	abasemt	40,938.93	0.41	4.90
																					2/1/23	1/31/24	000B	abasemt	41,860.05	0.42	5.01
																					2/1/24	1/31/25	000B	abasemt	42,801.91	0.43	5.12
																					2/1/25	1/31/26	000B	abasemt	43,764.95	0.44	5.24
																					2/1/26	1/31/27	000B	abasemt	44,749.66	0.45	5.35
																					2/1/27	1/31/28	000B	abasemt	45,756.53	0.46	5.48
																					2/1/28	1/31/29	000B	abasemt	46,786.05	0.47	5.60

Future New Activated Leases

Future New Not Activated Leases

Property Summary

Current	Units	%	Lease Contracted Area	Unit NRA	Non Statistical	Base Rent: Monthly Annual	Base Rent: Monthly Annual $ PSF	Recoveries: Monthly Annual	Recoveries: Monthly Annual $ PSF	Total Rent: Monthly Annual	Total Rent: Monthly Annual $ PSF	Sec. Deposit
Occupied	2.00	100.00%	259,910	259,910	0	105,759.56 1,269,114.72	0.41 4.88	34,249.00 410,988.00	0.13 1.58	140,008.56 1,680,102.72	0.54 6.46	0.00
Vacant	0.00	0.00%	0	0	0							0.00
Total	**2.00**	100.00%	**259,910**	**259,910**	**0**	**105,759.56 1,269,114.72**	**0.41 4.88**	**34,249.00 410,988.00**	**0.13 1.58**	**140,008.56 1,680,102.72**	**0.54 6.46**	**0.00**
Future Activated	0.00	0.00%	0	0	0							
Future Not	0.00	0.00%	0	0	0							0.00

Non Statistical Spaces

Unit Type	Unit ID	Lease ID	Lease Type	Lease	Tenant %	Lease Status	Lease From/To	Unit From/To			Non Statistical	Base Rent: Monthly Annual	Base Rent: Monthly Annual $ PSF
					0.00%								

Page 1 of 4

11/25/2016 4:43 PM

Rent Roll

Property: pco52002 - commerce corner-vacant land
As of Date: 11/23/2016
Report Area: Lease Contracted Area

Floor	Unit(s)	Lease ID	Lease Type	Lease	Tenant %	Lease Status	Lease From/To	Amendment From/To	Area			Base Rent		Recoveries		Misc. Other		Total Rent		Sec. Deposit	Future Rent Increases						
									Lease Contracted Area	Unit NRA	Non Statistical	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF		From Date	To Date	Unit	Charge Code	$ Amt	Monthly $PSF	Annual $ PSF
pco52002 - commerce corner-vacant land																											

Vacancy

Current Leases

Future New Activated Leases

Future New Not Activated Leases

Property Summary

Current	Units	%	Lease Contracted Area	Unit NRA	Non Statistical	Sec. Deposit
Occupied	0.00	0.00%	0	0	0	0.00
Vacant	0.00	0.00%	0	0	0	0.00
Total	0.00	0.00%	0	0	0	0.00
Future Activated	0.00	0.00%	0	0	0	
Future Not	0.00	0.00%	0	0	0	0.00

Non Statistical Spaces

Unit Type	Unit ID	Lease ID	Lease Type	Lease	Tenant %	Lease Status	Lease From/To	Unit From/ To			Non Statistical	Base Rent	
												Monthly Annual	Monthly Annual $ PSF
					0.00%								

Page 2 of 4

11/25/2016 4:43 PM

Rent Roll

As of Date: 11/23/2016

Report Area: Lease Contracted Area

		Area			Base Rent		Recoveries		Misc. Other		Total Rent		
		Lease Contracted Area	Unit NRA	Non Statistical	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF	Monthly Annual	Monthly Annual $ PSF	Sec. Deposit
Grand Tota													
Current	**%**												
Occupied	100.00%	259,910	259,910	0	105,759.56	0.41	34,249.00	0.13	0.00	0.00	140,008.56	0.54	0.00
Vacant	0.00%	0	0	0	0.00	0.00			0.00	0.00	0.00	0.00	0.00
Total	100.00%	**259,910**	**259,910**	**0**	**105,759.56**	**0.41**	**34,249.00**	**0.13**	**0.00**	**0.00**	**140,008.56**	**0.54**	**0.00**
Future Activated	0.00%	0	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Future Not	0.00%	0	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Page 3 of 4

11/25/2016 4:43 PM

Rent Roll

As of Date: 11/23/2016

Report Area: Lease Contracted Area

													Area			Base Rent				Recoveries				Misc. Other				Total Rent						
Property Code	Status	Unit(s)	Lease ID	Lease Type	Lease	Lease From	Lease To	Amendment From	Amendment To	Area BSF	Area RSF	Area USF	Lease Contracted Area	Unit NRA	Non Statistical	Monthly Base Rent	Annual Base Rent	Monthly PSF	Annual PSF	Monthly Recoveries	Annual Recoveries	Monthly PSF	Annual PSF	Monthly Misc. Other	Annual Misc. Other	Monthly PSF	Annual PSF	Monthly Total Rent	Annual Total Rent	Monthly PSF	Annual PSF	Sec. Deposit	Fut Rent Inc. - Date	Unit
pco52001	Current	000A	t0012283	Industrial Net	PERFORMANCE FOOD	4/11/14	12/31/21	4/11/14	12/31/21	159,627	159,627		159,627	1/15/37	12/31/99	69,937.00	5.26	0.44	5.26	21,226.00	1.60	0.13	1.60					91,163.00	6.85				9/1/17	000A
pco52001	Current	000A	t0012283	Industrial Net	PERFORMANCE FOOD	4/11/14	12/31/21	4/11/14	12/31/21	159,627	159,627		159,627	1/15/37	12/31/99	69,937.00	5.26	0.44	5.26	21,226.00	1.60	0.13	1.60					91,163.00	6.85				9/1/18	000A
pco52001	Current	000A	t0012283	Industrial Net	PERFORMANCE FOOD	4/11/14	12/31/21	4/11/14	12/31/21	159,627	159,627		159,627	1/15/37	12/31/99	69,937.00	5.26	0.44	5.26	21,226.00	1.60	0.13	1.60					91,163.00	6.85				9/1/19	000A
pco52001	Current	000A	t0012283	Industrial Net	PERFORMANCE FOOD	4/11/14	12/31/21	4/11/14	12/31/21	159,627	159,627		159,627	1/15/37	12/31/99	69,937.00	5.26	0.44	5.26	21,226.00	1.60	0.13	1.60					91,163.00	6.85				9/1/20	000A
pco52001	Current	000A	t0012283	Industrial Net	PERFORMANCE FOOD	4/11/14	12/31/21	4/11/14	12/31/21	159,627	159,627		159,627	1/15/37	12/31/99	69,937.00	5.26	0.44	5.26	21,226.00	1.60	0.13	1.60					91,163.00	6.85				9/1/21	000A
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/17	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/18	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/19	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/20	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/21	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/22	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/23	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/24	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/25	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/26	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/27	000B
pco52001	Current	000B	t0012282	Industrial Net	Mission Produce Inc	4/11/14	1/31/29	4/11/14	1/31/29	100,283	100,283		100,283	7/24/74	12/31/99	35,822.56	4.29	0.36	4.29	13,023.00	1.56	0.13	1.56					48,845.56	5.84				2/1/28	000B

Page 4 of 4

SCHEDULE 6.16
PERSONAL PROPERTY

NONE

SCHEDULE 6.18
LIST OF MATERIAL AGREEMENTS

NONE

SCHEDULE 6.19

ORGANIZATIONAL CHART

RREEF Property Trust, Inc.
(a Maryland corporation)
General Partner
50%
RREEF Property OP Holder, LLC
(a Delaware limited liability company)
Limited Partner
50%
RREEF Property Operating Partnership, LP
(a Delaware limited partnership)
100%
RPT 1109 Commerce Boulevard, LLC
(a Delaware limited liability company)
100%
1109 Commerce Boulevard
(Property)